ASSET PURCHASE AGREEMENT

Between

DXP ENTERPRISES, INC.
(“Buyer”)

and

KENNETH CROSBY, LLC
KENNETH CROSBY NEW YORK, LLC
KENNETH CROSBY SOUTHERN TIER, LLC
KENNETH CROSBY WESTERN NEW YORK, LLC
(collectively, “Seller”)

October 10, 2011

750365.7

EXHIBITS:

EXHIBIT A:	Form of General Conveyance, Transfer, Assignment & Assumption (Sections 8.03 and 9.05)
EXHIBIT B:                      Form of Employment Agreement (Sections 8.03, 8.06 and 9.05)
EXHIBIT C:	Form of Landlord Consent to Assignment and Estoppel Certificate (Sections 7.08 and 8.03)
EXHIBIT D:                      Form of Escrow Agreement (Section 8.03)
EXHIBIT E:                      Tax Allocation (Section 1.08(a))
EXHIBIT F:                      Form of Assignment and Assumption of Lease (Sections 8.03 and 9.05)
EXHIBIT G:                      Working Capital Calculation (Section 1.03(b))
EXHIBIT H:	Membership Interests Ownership for each of the 4 companies comprising the Seller (Section 14.37)
EXHIBIT I:	Form of Closing Agreement

750365.7

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into this 10th day of October, 2011 (“the Effective Date”), by and among KENNETH CROSBY, LLC, KENNETH CROSBY NEW YORK, LLC, KENNETH CROSBY SOUTHERN TIER, LLC, and KENNETH CROSBY WESTERN NEW YORK, LLC, each a New York limited liability company (collectively, the “Seller”) and DXP ENTERPRISES, INC., a Texas corporation (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Seller desires to transfer to the Buyer the Business and all of the Transferred Assets and the Assumed Liabilities and the Buyer desires to acquire such Business, Transferred Assets and Assumed Liabilities, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties, covenants and agreements, all as more fully set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.01 Transferred Assets.

(a) Subject to the terms and conditions of this Agreement and in consideration of the obligations of the Buyer as provided herein, and except for the Excluded Assets as provided in Section 1.02 hereof, at the Closing, the Seller has good and marketable title to the Transferred Assets (as defined herein) and Seller shall sell, assign, transfer, grant, bargain, deliver and convey to the Buyer, free and clear of all Liens, other than Permitted Liens, all of Seller’s right, title and interest in, to and under the Business, as a going concern, and all assets owned or leased and used by the Seller in connection with or arising out of the Business of every type and description, real or personal, tangible and intangible, wherever located and whether or not reflected on the books and records of the Seller (hereinafter sometimes collectively referred to as the “Transferred Assets”), including, but not limited to:

(i)	all tangible personal property, including but not limited to the Equipment and vehicles set forth in Schedule 1.01(a)(i) to the Disclosure Schedule;

(ii)	all Inventories, including the Inventories set forth in Schedule 1.01(a)(ii) to the Disclosure Schedule;

(iii)	all accounts receivable and other rights to payment from customers of Seller, including the accounts receivable set forth in Schedule 1.01(a)(iii) to the Disclosure Schedule (“Accounts Receivable”);

(iv)
the Proprietary Information, including but not limited to the names “Kenneth Crosby, Kenneth Crosby New York, Kenneth Crosby Southern Tier, Kenneth Crosby Western New York, Kelley & Gierston Industrial Supply, Kelley & Kelley Industrial Supply and Gierston Tool” or any derivatives thereof, the names of the customers and suppliers of the Business;

(v)
to the extent assignable, all Contracts and Other Agreements, including but not limited to (A) all rights of Seller under and pursuant to all written agreements with customers including those agreements which are for a term of more than six (6) months which are all set forth on Schedule 1.01(a)(v), (B) all rights of Seller under non-disclosure or confidentiality agreements, non-compete or non-solicitation agreements with former employees, Transferred Employees and agents of Seller or with third Persons to the extent relating to the Business or the Transferred Assets and (C) all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold and services provided to Seller or to the extent affecting any Transferred Assets or the Business (but specifically excluding warranties, representations and guaranties specifically and solely relating to any Excluded Assets or Retained Liabilities);

(vi)	intentionally omitted;

(vii)
to the extent assignable, all prepaid expenses, deposits and similar assets of Seller, including but not limited to customer deposits, security for rent, electricity, telephone or other utilities and prepaid charges and expenses including prepaid rent and any prepaid items shown on Seller’s December 31, 2010 Financial Statements relating to the Transferred Assets and the Business other than prepaid insurance for the Business, subject to adjustment due to the passage of time;

(viii)
all documents that are related to the Business, including but not limited to documents relating to products, services, marketing, advertising, promotional materials, Proprietary Information, personnel files of the Transferred Employees and all files, customer files and related documents (including credit information), supplier lists, records, literature and correspondence, to the extent permitted by law to be assigned and transferred (“Documents and Other Papers”);

(ix)
to the extent assignable, all permits, including but not limited to environmental permits used by Seller in the Business and all permits necessary to conduct the Business as currently conducted, and all rights, and incidents of interests therein (“Permits”);

(x)	all supplies and computer equipment owned by Seller and used or held for use in connection with the Transferred Assets and the Business;

(xi)
to the extent not used to repair or replace any Transferred Assets, all rights to third-party property and casualty insurance proceeds to the extent receivable in respect of property or assets that would otherwise be Transferred Assets; and

(xii)	all other intangible assets of Seller, if any, associated with the Transferred Assets and the Business.

(b) The Seller shall use its reasonable efforts to obtain, or as the case may be assist the Buyer in obtaining, such consents of third parties as are necessary for the assignment of the Transferred Assets; provided, however, that Seller shall not be required to pay any amounts in respect of obtaining such consents.  To the extent that any of the Transferred Assets are not assignable or consents to the assignment thereof cannot be obtained as herein provided, such Transferred Assets shall be held by the Seller in trust for the Buyer and any obligations with respect thereto shall be performed by the Buyer in the name of the Seller and all benefits and obligations derived thereunder shall be for the action of the Buyer.  The Seller shall, at the request of the Buyer, enforce in a reasonable manner, at the cost of and for the account of the Buyer, any and all rights of the Seller against such third party relating to any such Transferred Assets.  Seller shall promptly pay over to the Buyer all money or other consideration received by it in respect of such entitlement.

1.02 Excluded Assets.  There shall be excluded from the Transferred Assets (the “Excluded Assets”): (i) cash or cash equivalents, (ii) the minute books, organizational documents, stock registers and such other books and records of Seller pertaining to ownership, organization or existence of Seller as a corporation, provided, however, duplicate copies of such records shall be provided to Buyer as are reasonably necessary to enable Buyer to file tax returns and file information with the Securities and Exchange Commission, (iii) those assets of listed or described on Schedule 1.02 of the Disclosure Schedule, and (iv) any monies owed by any Member or any Manager to the Seller.

1.03 Consideration.

(a) The consideration for Buyer’s purchase of the Transferred Assets and the Business shall be: Sixteen Million Five Hundred Thousand and No/100 Dollars ($16,500,000.00) (“Seller Purchase Price”), subject to adjustment as otherwise provided under this Section 1.03, paid as follows: (i) the amount that equals the payment of Seller’s bank debt (the “Debt Payments”), (ii) the amount equal to seven and one-half percent (7.5%) of the Purchase Price (the “Escrow Amount”), (iii) the Seller Purchase Price less the Debt Payments and less the Escrow Amount (“Seller Cash Payment”), and (iv) the assumption of the Assumed Liabilities shall be collectively known as the “Seller Consideration”.  On the Closing Date, Buyer shall pay to Seller (i) by wire transfer into an account(s) designated by Seller in an amount necessary to satisfy the Seller’s bank debt; (ii) by wire transfer equal to the Escrow Amount to the escrow account as specified in the Escrow Agreement as defined in Section 8.03; and (iii) by wire transfer into an account(s) designated by Seller in an amount equal to the Seller Cash Payment.

(b) Purchase Price Adjustment.  The Seller Purchase Price shall be adjusted as provided in this Section 1.03 to reflect the difference between the Final Net Working Capital and the Target Working Capital of $5,850,000 (which was determined as reflected in Exhibit “G”).  Not later than sixty (60) days after the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement setting forth Seller’s calculation of Final Net Working Capital (the "Closing Statement"), which shall be prepared by Seller in accordance with Exhibit “G”.

(c) If Buyer disagrees with Seller’s calculations in the Closing Statement, Buyer may, within fifteen (15) days after delivery of the Closing Statement, deliver a notice to Seller disagreeing with such calculation and setting forth Buyer’s calculation of such amounts (a "Dispute Notice").  Any such Dispute Notice shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other calculations and amounts contained in the Closing Statement.  If a Dispute Notice shall be duly delivered by Buyer to Seller, Seller and Buyer shall, during the fifteen (15) days following such delivery, use their good faith efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Final Net Working Capital, as applicable, which amount shall not be less than the amount thereof shown in the Closing Statement nor more than the amount thereof shown in Buyer’s Dispute Notice.  If the parties so resolve all disputes, the computation of the Final Net Working Capital, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on all parties.  If during such period, Seller and Buyer are unable to reach an agreement, they shall within five (5) Business Days thereafter cause Hein & Associates, LLP (“Buyer’s Firm”) and Mengel Metzger Barr & Co. LLP (“Seller’s Firm”) (Seller’s Firm and Buyer’s Firm shall collectively be referred to as “the Firms”) to each review this Agreement and the disputed items or amounts for the purpose of calculating the Final Net Working Capital and have the Firms endeavor to mutually agree upon a calculation of Final Net Working Capital (the cost of which shall be borne by each of the respective parties).  In the event the Firms are unable to reach an agreement within five (5) Business Days thereafter, the Buyer and Seller will together appoint a third independent accounting firm (the “Third Firm”) (it being understood that in making such disputed calculation, the Third Firm shall be functioning as an expert and not as an arbitrator).  In making such disputed calculation, the Third Firm shall consider only those items or amounts in the Closing Statement and the Dispute Notice to which Buyer has disagreed.  The Third Firm shall deliver to Seller and Buyer, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Firm), a report setting forth the calculations of the Final Net Working Capital.  Such report shall be final and binding upon Seller and Buyer and judgment may be entered to enforce such report in any court of competent jurisdiction.  The fees, costs and expenses of the Third Firm (“the Expenses”) shall be paid as follows: (i) if the event the Third Firm agrees with Seller’s calculation of the Final Net Working Capital, then Buyer shall pay the Expenses, (ii) if the Third Firm agrees with Buyer’s calculation of the Final Net Working Capital, then Seller will pay the Expenses, or (iii) if the Third Firm does not agree with Seller’s or Buyer’s calculation of Final Net Working Capital, then the Expenses shall be prorated between Seller and Buyer based on the percentage of adjustment for each parties’ Final Net Working Capital calculation.

(d) Buyer and Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Final Net Working Capital and in the conduct of the review thereof, including the making available to the extent necessary books, records, work papers and personnel.

(e) If the Final Net Working Capital is less than The Target Working Capital, Seller shall pay to Buyer within ninety (90) days from the Closing Date, the total amount of such difference as an adjustment to the Seller Cash Payment by wire transfer from Seller of immediately available funds to the account designated by Buyer.  In the event Seller fails to timely make such payment, then Buyer may utilize any other legal or equitable remedy to collect said amount from Seller.  If the Closing Working Capital is greater than Target Working Capital, Buyer shall pay to Seller within ninety (90) days from the Closing Date, the total amount of such difference as an adjustment to the Seller Cash Payment by wire transfer from Buyer of immediately available funds to the account designated by Seller.  In the event Buyer fails to timely make such payment, then Seller may utilize any other legal or equitable remedy to collect said amount from Buyer.

(f) The Escrow Amount shall be held and disbursed pursuant to the terms and conditions of the Escrow Agreement.  Any remaining amounts held in the escrow account under the terms of the Escrow Agreement (and not otherwise required for the payment of fees and expenses thereunder) shall be distributed to Seller, and Buyer agrees to consent to such final distribution.

1.04 Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing the Buyer will assume, effective as of the Closing Date, the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) all liabilities of Seller under the Contracts and Other Agreements that arise out of or relate to the performance thereof for the period from and after the Closing Date and the other obligations and liabilities associated with the operation of the Business from and after the Closing Date;

(b) all Trade Payables of the Seller as of the Closing Date arising out of the ordinary course of the Business prior to the Closing Date;

(c) all obligations of Seller with respect to sales taxes and other accrued expenses related to the Business, including customer rebates, accrued as of the Closing Date arising in the ordinary course of Business prior to the Closing Date only if the obligations and the amounts of the obligations are specifically listed on Schedule 1.04(c);

(d) the liabilities set forth in Article VI specifically assumed by Buyer;

(e) the warranty claims provided in Section 7.09; and

(f) those liabilities listed on Schedule 1.04(f).

1.05 Liabilities Not Assumed by the Buyer.  Except for the Assumed Liabilities and the warranty claims as provided in Section 7.09 hereof, the Seller shall pay and discharge in due course all of its liabilities, debts and obligations, whether known or unknown, now existing or hereafter arising, contingent or liquidated, including, without limitation, those listed in Schedule 1.05 of the Disclosure Schedule (the “Retained Liabilities”), and the Buyer shall not assume, or in any way be liable or responsible for, any of such Retained Liabilities.  Without limiting the foregoing, the Retained Liabilities shall also include the following:

(a) any liability or obligation of the Seller arising out of or in connection with this Agreement and the consummation and performance of the transactions contemplated hereby, whether or not such transactions are consummated, including but not limited to, and except as otherwise provided herein, any liability for Taxes so arising;

(b) any liability or obligation for any and all Taxes of, or pertaining or attributable to, (i) the Seller for any period that ends on or before the Closing Date, or (ii) the Business and/or the Transferred Assets for any period or portion thereof that ends after the close of business on the day before the Closing Date (including, but in no way limited to, any and all Taxes described in clauses (i) and (ii) of this Section 1.05(b) for which liability is or may be sought to be imposed on the Buyer under any successor liability, transferee liability or similar provision of any applicable foreign, federal, state or local law);

(c) except for the warranty claims as provided in Section 7.09 hereof, all other liabilities and obligations to any Person arising prior to the Closing or related to the conduct or operation of the Transferred Assets or the Business prior to the Closing Date, including, but not limited to, the Pre-Closing Obligations and the specific liabilities, obligations or litigation listed on Schedule 1.05(c) of the Disclosure Schedule;

(d) all environmental costs and liabilities, to the extent arising out of or otherwise related to:  (i) the ownership or operation by Seller of the Transferred Assets or the Business, including but not limited to the Facilities, prior to the Closing Date, and (ii) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by Seller;

(e) except as set forth in Article VI, all liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller of any individual, including salary and bonuses (including any Transferred Employee) before the Closing Date, (ii) worker’s compensation claims against Seller that relate to the conduct of the Business or the operation of the Transferred Assets before the Closing Date, irrespective of whether such claims are made prior to or after the Closing or (iii) any employee benefit plan of the Seller;

(f) all liabilities arising out of, under or in connection with any indebtedness of Seller, not specifically assumed by Buyer in this Agreement, including but not limited to notes payable to the Members or to notes payable to any employee or employees of the Seller;

(g) all liabilities in respect of:  (i) any pending or threatened legal proceeding or any claim arising out of, relating to or otherwise in respect of the operation of the Business prior to the Closing Date including but not limited to:  (a) Emerson Enterprises, LLC vs. Kenneth Crosby-New York, Inc., et al; Civil Action No. 03-CV-6530 CJS(p) in the United States District Court for the Western District of New York and (b) Kenneth Crosby New York, LLC vs. Johnson & Johnson Vision Care, Inc., et al.; CPR Case G-11-24; Arbitration pursuant to the CPR Institute for Dispute Resolution, or (ii) any Excluded Asset; and

(h) except as provided in Section 7.09, all liabilities relating to any dispute with any client or customer of the Business existing as of the Closing Date or based upon, relating to or arising out of events, actions, or failures to act prior to the Closing Date; provided, however, the Buyer agrees to reasonably assist Seller in satisfying such dispute at Seller's cost, including by providing services of Buyer and the Transferred Employees and Transferred Assets.

1.06 Prorations of Property Taxes and Expenses.

(a) Any general property Tax assessed against or pertaining to the Transferred Assets, including pursuant to the leases for the Facilities, for the taxable period that includes the day before the Closing Date shall be prorated between the Buyer (on or after the Closing Date) and the Seller (prior to the Closing Date) as of the Closing Date.  In the event the amount of any such general property Tax cannot be ascertained as of the Closing Date, proration shall be made on the basis of the preceding year and to the extent that such proration may be inaccurate the Seller and the Buyer agree to make such payment to the other after the tax statements have been received as are necessary to allocate such general property Tax properly between the Seller and the Buyer as of the Closing Date.

(b) Except as otherwise provided in this Agreement, the Seller and the Buyer agree that amounts payable with respect to any expenses attributable to the conduct of the Business, including but not limited to utility charges and insurance premiums, shall be prorated as of the Closing Date (with Seller responsible for the period up to the Closing Date and Buyer responsible for the period commencing on the Closing Date) to the extent the charges and expenses cannot be identified as to the party who received the benefits to which such charges and expenses relate.

1.07 Transfer Taxes; Recording Fees; Tax Reimbursement.

(a) The Buyer and the Seller acknowledge and agree that the Purchase Price does not include any sales, use or transfer tax imposed as a direct result of the purchase of the Transferred Assets contemplated by this Agreement.  The Buyer hereby agrees to indemnify the Seller against, and agrees to protect, save and hold the Seller harmless from, any loss, liability, obligation or claim (whether or not ultimately successful) for sales, use or transfer Taxes (and any interest, penalties, additions to tax and fines thereon or related thereto) imposed as a direct result of the purchase of the Transferred Assets by the Buyer as contemplated by this Agreement.  The Seller shall be responsible for any Taxes related to any sales, use or transfer Taxes arising out of any period of time prior to the Closing Date.

(b) The Buyer shall pay any and all recording, filing or other governmental fees relating to documenting the transfer of the Transferred Assets from the Seller to the Buyer.

(c) Seller shall timely file all Tax Returns relating to the operation of the Transferred Assets and conduct of the Business prior to the Closing Date.  If Seller remits any income taxes that are Assumed Liabilities of Buyer pursuant to Section 1.04(f) hereof, then Buyer shall promptly reimburse Seller for such payment upon provision by Seller of reasonable written evidence of such remittance.

1.08 Allocation of Purchase Price.

(a) Seller and Buyer have prepared an initial written statement setting forth the allocation of the consideration (including, without limitation, the Seller Purchase Price and any adjustments thereto) deemed to have been paid for federal income tax purposes by the Buyer to the Seller pursuant to this Agreement (the “Tax Consideration”) among the Transferred Assets and the other covenants and rights arising hereunder (the “Allocation”) and a copy of such written statement is attached hereto as Exhibit “E”.

(b) For federal income tax purposes (including, without limitation, Buyer’s, each Member’s and the Seller’s compliance with the reporting requirements of Section 1060 of the Code), the Seller and the Buyer hereby agree to use the Allocation and to cooperate in good faith with each other in connection with the preparation and filing of any information required to be furnished to the Internal Revenue Service under Section 1060 of the Code (including, without limitation, Section 1060(b) and (e) of the Code) and any applicable regulations thereunder.  Without limiting the generality of the preceding sentence, the Buyer and the Seller agree to (i) report the Allocation to the Internal Revenue Service on Form 8594 and, if required, supplemental Forms 8594, in accordance with the instructions to Form 8594 and the provisions of Section 1060 of the Code and the applicable regulations thereunder, and (ii) coordinate their respective preparation and filing of each such Form 8594 and any other forms or information statements or schedules required to be filed under Section 1060 of the Code and the applicable regulations thereunder so that the Allocation and information reflected on such forms, statements and schedules shall be consistent.

(c) Notwithstanding the foregoing provisions of this Section 1.08, in the event Buyer and Seller mutually agree in writing, Buyer may prepare and deliver to Seller from time to time revised statements of any Allocation, to the extent that any matters need updating (including, without limitation, in respect of any adjustments under Section 1.03 hereof), and such revised statements shall be substantially consistent with the manner of allocation previously agreed to by the Seller and the Buyer.

1.09 Right to Control Payment.  Buyer shall have the right, but not the obligation, to make any payment due from Seller with respect to any Retained Liabilities which are not paid by Seller within ten (10) Business Days following written request for payment from Buyer; provided, however, that if Seller advises Buyer in writing during such ten (10) Business Day-period that a good faith payment dispute exists or Seller has valid defenses to non-payment with respect to such Retained Liability, then Buyer shall not have the right to pay such Retained Liability as long as Seller in good faith continues to assert to Buyer that the dispute exists or continues to assert to Buyer such valid defenses.  In the event the Buyer makes any such payment, Seller agrees to reimburse Buyer promptly and in any event within ten (10) Business Days following written notice of such payment by Buyer for the amount of any payment made by Buyer pursuant to this Section 1.09.

1.10 Accounts Receivable Collection & Other Adjustments.  Following the Closing Date, Seller shall provide reasonable assistance to Buyer in the collection of the accounts receivable.  If Seller shall receive payment in respect of the accounts receivable, then Seller shall forward such payment to Buyer in not less than thirty (30) days from receipt of such payment.  In the event either Seller’s or Buyer’s accounts are charged for a payment that is otherwise the responsibility of the other party pursuant to this Agreement, then the other party shall remit the amount of such payment to the party charged in not less than thirty (30) days from written notice by the party charged with such payment.

ARTICLE II

CLOSING

Subject to the conditions set forth in this Agreement, the Closing shall take place at 1001 Lexington, Rochester, New York, or by electronic transmission of all closing documents between the counsels for Seller and for Buyer on or before October 11, 2011 or at such other time, date and place as the parties hereto shall mutually agree upon in writing with the effective date/time of the Closing to be October 11, 2011 at 12:01 AM (the “Closing Date”).  Except as set forth in Article XIII, failure to consummate the transactions contemplated hereby on such date shall not result in a termination of this Agreement or relieve any party hereto of any obligation hereunder.  Title to, ownership of, control over and risk of loss of the Transferred Assets shall pass to the Buyer on the Closing Date at 12:01 AM, New York, New York time.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF THE SELLER

The Seller hereby represents and warrants to the Buyer and covenants and agrees as follows:

3.01 Corporate Matters.

(a) Each of the entities comprising Seller are limited liability companies organized, validly existing and in good standing under the laws of the State of New York.  The Seller is duly authorized, qualified and licensed and has all requisite power and authority under all applicable laws, ordinances and orders of public authorities to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted.  Kenneth Crosby, LLC is qualified to do business as a foreign corporation in Massachusetts.  To the Knowledge of Seller, there is no other jurisdiction in which the nature and extent of the Seller’s business or the character of its assets makes qualification to transact business as a foreign corporation necessary.  The Seller has all requisite corporate power, legal capacity and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the transactions contemplated by this Agreement.

(b) The Seller has no Subsidiaries.

(c) The Seller does not do business in any state or commonwealth under any name other than the corporate name set forth in the first paragraph of this Agreement.

(d) The Seller represents and warrants to the Buyer that (i) the Members hold and own beneficially the percentages of membership interests set out in Exhibit “H” of each company comprising the Seller, except encumbrances on transfer generally imposed under applicable securities law; and (ii) no other form of membership interests of the Seller has been issued by the Seller.  To the Knowledge of Seller, no other Persons owning membership interests in each company comprising the Seller are a party to an option, warrant, purchase right, or other contract or commitment that could require the Members or such other owners of said membership interests to sell, transfer, or otherwise dispose of any membership interests of the Seller (other than in this Agreement).  To Seller’s Knowledge, the Members and any other beneficial owners of the membership interests are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any membership interests of each company comprising the Seller.  All of the membership interests of the Seller has been duly authorized and validly issued.  Set out in Schedule 3.01(d) are copies of the Articles of Organization and the Operating Agreement and all amendments thereto for each of the four (4) companies comprising the Seller.

3.02 Validity of Agreement and Conflict with Other Instruments.

(a) This Agreement has been duly authorized by the Managers of each company comprising the Seller.  No further corporate action is necessary on the part of the Seller to execute and deliver this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

(b) The covenants set out in Sections 7.07 and 7.10 hereof have been approved by all necessary corporate action on the part of Seller and are legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

(c) Except for customer contracts, purchase orders, vendor contracts and software license agreements that are not assignable, to the Knowledge of Seller, the execution, delivery and performance of this Agreement and the other agreements and documents to be delivered by the Seller to the Buyer, the consummation of the transactions contemplated hereby or thereby, and the compliance with the provisions hereof or thereof, by the Seller will not, with or without the passage of time or the giving of notice or both:

(i)
conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under, any of the Contracts and Other Agreements to which the Seller is a party or by which any of them is bound, other than, in each case, such that would not materially and adversely affect the ability of the Seller to consummate the transactions contemplated hereby or thereby;

(ii)	result in an acceleration or increase of any amounts due with respect to the Trade Payables;

(iii)	conflict with or violate the Articles of Organization or other similar formation document or the Operating Agreement or other similar governing document of the Seller;

(iv)	result in the creation or imposition of any Lien on any of the Transferred Assets; or

(v)
violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to the Seller or any of their respective properties or assets.

3.03 Approvals, Licenses and Authorizations.

(a) Except as set forth on Schedule 3.03(a), to the Knowledge of the Seller, no order, license, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of the Seller to authorize the execution, delivery and performance of this Agreement or any other agreement contemplated hereby to be executed and delivered by Seller and the consummation of the transactions contemplated hereby or thereby (including, but not limited to, assignment of the Transferred Assets, to the extent assignable), or to effect the legality, validity, binding effect or enforceability thereof.

(b) Schedule 3.03(b) contains a list of all licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals of all Governmental Entities required or necessary to carry on the Business in the places and in the manner currently conducted have been duly obtained, are in full force and effect.  Except as set forth on Schedule 3.03(b), no violations are in existence or have been recorded since December 31, 2010 with respect to such licenses, permits or other authorizations and no proceeding is pending or, to the Knowledge of Seller, threatened with respect to the revocation or limitation of any of such licenses, permits or other authorizations.  The Seller has complied with all laws, rules, regulations and orders applicable to the Business, and all rules, regulations and orders respecting the provision of services by the Seller.

3.04 Title to and Condition of Transferred Assets.

(a) The Seller currently leases all of the Facilities.  Except as set forth in Schedule 3.04(a), all of the Transferred Assets are located at one of the Facilities.

(b) The Seller has good and marketable title to all the Transferred Assets free and clear of all Liens other than those Liens set forth on Schedule 3.04(b) of the Disclosure Schedule and Permitted Liens, which Liens shall be released on or prior to the Closing.  To the knowledge of the Seller, the Transferred Assets constitute materially all of the assets used in or held for the use in the Business and are, with the exception of bank accounts and all insurances, materially sufficient, for Buyer to conduct the Business from and after the Closing Date as the Business has been conducted by Seller.  All of the Equipment is in the Seller’s possession and control and in good condition and repair, ordinary wear and tear accepted, and is suitable for the purposes used.

(c) All Inventories are set forth on Schedule 1.01(a)(ii) of the Disclosure Schedule.  The Inventories are in good and marketable condition and are saleable in the ordinary course of business.  The Inventories constitute typical quantities for the normal operation of the Business and the Inventories will be in such typical quantities on the Closing Date.  Except as specifically set forth on Schedule 3.04(c) or as noted on Schedule 1.01(a)(ii), the Inventories do not consist of any items that are unsaleable, defective, damaged, not in good condition or fail to meet government, industry or manufacturer standards, slow moving (any item that turned less than once during the 365 day period prior to the Closing Date) at any business location or at the combined locations of the Business or obsolete except as reserved in the December 31, 2010 Financial Statements.

(d) The accounts receivable comprising part of the Transferred Assets are owned by the Seller free and clear of all Liens (other than those Liens set forth in Schedule 3.04(d) of the Disclosure Schedule, which Liens shall be released on or prior to the Closing and Permitted Liens) and relate to receivables owed to the Seller.  All accounts receivable were generated in the ordinary course of business pursuant to bona fide transactions and are payable on ordinary trade terms.  None of the accounts receivable are more than 90 days past due or are otherwise doubtful of being collected.  The Seller is unaware of any existing facts or circumstances that could reasonably be expected to increase uncollectible accounts receivable beyond the allowance for bad debt reflected in the December 31, 2010 Financial Statements.

(e) The Seller owns or possesses licenses or other rights to use, and will, to the extent assignable and transferable, at the Closing, transfer to the Buyer, all rights to all Proprietary Information necessary for the conduct of the Business as currently conducted, except for standard "shrink wrapped, off the shelf" or "click-wrap" software.  Set forth in Schedule 3.04(e) of the Disclosure Schedule is a complete and accurate list of all patents, trademarks, copyrights and licenses that Seller owns or possesses or otherwise has rights to use pertaining to the Business, except for standard "shrink wrapped, off the shelf" or "click-wrap" software including the jurisdictions in which each such item has been issued or registered and the registration date.  No licenses, sublicenses, covenants or agreements have been granted or entered into by the Seller in respect of the items listed in Schedule 3.04(e) of the Disclosure Schedule except as noted thereon.  The Seller has not received any notice of infringement, misappropriation or conflict from any other Person with respect to such Proprietary Information except as noted in Schedule 3.04(e) of the Disclosure Schedule, and, to the Knowledge of Seller, the conduct of the Business has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any such Person.  The Seller has not given indemnification for patent, trademark, service mark or copyright infringements except to licensees or customers in the ordinary course of business.  All of the Proprietary Information that is owned by the Seller is owned free and clear of all Liens except as set forth in Schedule 3.04(e) of the Disclosure Schedule and Permitted Liens.  All Proprietary Rights that are licensed by the Seller to third parties are licensed pursuant to valid and existing license agreements and such interests are not subject to any Liens other than those under the applicable license agreements.  To the Knowledge of the Seller, the consummation of the transactions contemplated by this Agreement will not result in the loss of any Proprietary Information.  To the Knowledge of Seller, the present business practices, methods and operations of Seller regarding the Proprietary Information does not infringe, constitute an unauthorized use of, misappropriation or violate any copyright, mark, patent, trade secret or other similar right of any Person.  Except with respect to licenses and fees related to commercial off-the-shelf software, Cribmaster and Activant, Seller is not obligated, required or under any liability whatsoever to make any payments by way of royalties, fees or otherwise regarding the Proprietary Information.

(f) Other than the Facilities, there is no real property or interest in real property owned or leased by Seller for use in the Business or in connection with the Transferred Assets.  Schedule 14.20 of the Disclosure Schedule sets forth a complete list of the Facilities leased by Seller, including a legal description of the Facilities (including the name of the lessor and the date of the lease and all amendments thereto).  There is not any event of default regarding said Facilities.  To the Knowledge of Seller, said leased real property is not subject to any rights of first refusal or options to purchase except as set out in the leases.  All of the Facilities are in good operating condition (ordinary wear and tear excepted) without structural defects and all mechanical and other systems are in good operating condition and no condition exists that requires repairs, alterations or corrections.  To the Knowledge of Seller, all of the Facilities have certificates of occupancy and permits necessary or useful for the current use and operation.  The Seller has a valid, binding and enforceable leasehold interest for all the Facilities and Seller is not in default under any of the leases for the Facilities and no circumstance exists or event has occurred that would result in a default.

(g) Except for the current leases for the Facilities, the Seller owns or has rights to use, and is transferring to the Buyer hereunder, all tangible assets necessary for the conduct of the Business in the ordinary course.  Other than the Business only conducted at a customer’s location, the conduct of the Business in the ordinary course is not dependent upon the right to use the property of others, except such property as is leased or licensed by Seller, as specifically set out in this Agreement, or otherwise assignable or transferable to Buyer pursuant to and included in the Transferred Assets.

3.05 Contracts and Commitments.

(a) Other than leases for the Facilities and as otherwise set forth in Schedule 1.04(f), Schedule 1.05 and Schedule 3.05(a) of the Disclosure Schedule, none of the Transferred Assets are subject to, and the Seller is not a party to or bound by:

(i)
any agreement, contract or commitment requiring the expenditure or series of related expenditures of funds in excess of $10,000 in any fiscal year (other than purchase orders in the ordinary course of business for goods necessary for the Seller to complete then existing contracts or purchase orders);

(ii)
any agreement, contract or commitment requiring the payment for goods or services whether or not such goods or services are actually provided or the provision of goods or services at a price less than the Seller’s cost of producing or supplying such goods or providing such services;

(iii)	any loan or advance to, or investment in, any Person or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment;

(iv)
any contract, agreement, indenture, note or other instrument relating to the borrowing of money or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business);

(v)	any management service, employment, consulting or other similar type contract or agreement;

(vi)
any agreement, contract or commitment that would limit the freedom of the Buyer or any affiliate thereof following the Closing Date to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of the Transferred Assets or to compete with any Person or to engage in any business or activity in any geographic area;

(vii)
any agreement, lease, contract or commitment or series of related agreements, leases, contracts or commitments not entered into in the ordinary course of business or, except for agreements to purchase or sell goods and services entered into in the ordinary course of business of the Seller, not cancelable by the Seller without penalty to the Seller within 30 calendar days;

(viii)
other than in respect of the Seller’s customary general warranty for goods sold as described on Schedule 3.13(a) to the Disclosure Schedule, any agreement or contract obligating the Seller or that would obligate or require any subsequent owner of the Business or any of the Transferred Assets to provide for indemnification or contribution with respect to any matter;

(ix)	any sales, distributorship or similar agreement relating to the products sold or services provided by the Seller;

(x)	any license, royalty or similar agreement;

(xi)
except for multi-year customer contracts (which may or may not be assignable), any contract requiring performance by Seller for a period of one year or more or requiring Seller to purchase or sell a stated portion of its requirements or outputs.

(b) To the Knowledge of Seller, Seller is not in breach of any provision of, or is in default (or knows of any event or circumstance that with notice, or lapse of time or both, would constitute an event of default) under the terms of any of the Contracts and Other Agreements that constitute a part of the Transferred Assets.  To the Knowledge of Seller, all of the Contracts and Other Agreements that constitute a part of the Transferred Assets are in full force and effect and are legal, valid and binding and are enforceable in accordance with their terms.  To the Knowledge of Seller, there are no pending or threatened defaults, breaches or disputes with respect to any of the Contracts and Other Agreements.

(c) Except for customer contracts, purchase orders, software license and maintenance agreements that are not assignable, to the Knowledge of the Seller, the enforceability of the Contracts and Other Agreements that constitute a part of the Transferred Assets will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and none of the Contracts and Other Agreements that constitute a part of the Transferred Assets require the receipt of the consent or waiver of any Person or Governmental Entity prior to the sale, assignment, transfer, conveyance or delivery thereof pursuant to this Agreement.

3.06 Financial Statements.

(a) Attached as Schedule 3.06 to the Disclosure Schedule are true, correct and complete copies of (i) the reviewed Balance Sheets, Statements of Income and Members’ Equity Statements of Cash Flows and Other Reviewed Financial Information as of December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010 (“Annual Financials”), and monthly and year-to-date balance sheets, statements of income and Members’ equity statements of cash flow of the Seller regarding the Business for the period ended July 31, 2011.  Prior to the Closing Date, Seller shall deliver to Buyer monthly and year-to-date balance sheets, statements of income and Members’ equity statements of cash flow of the Seller regarding the Business for the period ended August 31, 2011 (all such balance sheets, statements of income and Members’ equity statements of cash of the Seller described above collectively referred to in this Agreement as the “Financial Statements”).

The Financial Statements:

(i)
except as shown on Schedule 3.06(a), the Financial Statements fairly present the financial position of the Business as of their respective dates and the results of operations of the Business for the periods indicated therein and based on and in line with generally accepted accounting principles applied on a consistent basis and which will be adjusted for any non-recurring and/or one-time expenses as reflected on Schedule 3.06(a) which will be agreed to by Seller and Buyer;

(ii)
the Annual Financials have been reviewed or compiled, as applicable, by Mengel Metzger Barr & Co., LLP in accordance with the Statements and Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants based on and in line with generally accepted accounting principles applied on a consistent basis throughout the periods covered by the Financial Statements; and

(iii)
all the financial books, records and accounts of the Seller are accurate and complete and are maintained in all material respects in accordance with best accounting and business practices and all applicable federal, state and local laws, statutes, codes, ordinances, rules, regulations, orders or other requirements.

(b) The values at which the accounts receivable carried on the Financial Statements are net of write-offs for accounts receivable more than 90 days past due or otherwise doubtful.  Except as set forth in Schedule 3.04(c), the values at which the Inventories are carried on the Financial Statements are net of unsaleable, defective, damaged, not in good condition, fail to meet government or industry standards, are slow moving (any item that turns less than once during any 365 day period) or obsolete.

3.07 Taxes.

(a) All Tax Returns that are required to be filed (taking into account all extensions) on or before the Closing Date for, by, on behalf of or with respect to the Seller, including, but not limited to, those relating to the Business, the Transferred Assets and the Assumed Liabilities, and those which include or should include the Seller, the Business, the Transferred Assets or the Assumed Liabilities, have been or will be timely filed with the appropriate foreign, federal, state and local authorities on or before the Closing Date, and all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been or will be timely paid in full on or before the Closing Date;

(b) All such Tax Returns and the information and data contained therein have been or will be properly and accurately prepared and completed in all respects, fairly present or will fairly present the information purported to be shown therein, and reflect or will reflect all liabilities for Taxes for the periods covered by such Tax Returns;

(c) None of such Tax Returns are now under audit or, to the Knowledge of Seller, examination by any foreign, federal, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Seller, the Business or the Transferred Assets, or with respect to any such Tax Return, or any suits or other actions, proceedings, investigations or claims now pending or threatened against the Seller, the Business or the Transferred Assets with respect to any Tax, or any matters under discussion with any foreign, federal, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority;

(d) All Tax Returns that are required to be filed on behalf of or with respect to the Seller, the Business, the Transferred Assets and the Assumed Liabilities will be timely filed with the appropriate federal, state and local authorities on or before their due date.  All Taxes due and owing from the Seller or assessed and due and owing against the Business or the Transferred Assets before the Closing Date have been or will be timely paid in full on or before their due date;

(e) The Transferred Assets are not, and on the Closing Date will not be, subject to or liable for any special assessments or similar types of impositions; and

(f) All withholding Tax and Tax deposit requirements imposed on the Seller and applicable to the Business for any and all periods prior to the Closing Date have been or will be timely satisfied in full (consistent with Buyer’s obligation in Section 1.04 (c) hereof).

3.08 No Violations or Litigation.

(a) The Seller, the Transferred Assets and the Business are in compliance, in all material respects, with all federal, state and local laws, statutes, codes, ordinances, rules, regulations, orders or other requirements.  To the Knowledge of Seller, Seller is currently not in violation of, and the consummation of the transactions contemplated hereby will not cause any violation of, any order of any Governmental Entity or any law, ordinance, regulation, order, requirement, statute, rule, permit, concession, grant, franchise, license or other governmental authorization relating or applicable to the Seller, the Business or to any of the Seller’s properties, assets or operations, including without limitation, the Transferred Assets.

(b) Except as set out in Schedule 3.08(b), there is no action, suit, claim, investigation or legal, administrative, arbitration or other proceeding, or governmental investigation or examination, or any change in any zoning or building ordinance pending or, to the Knowledge of Seller, threatened against or affecting the Seller, its Managers, officers or employees, the Business or any of the Transferred Assets, at law or in equity, before or by any Governmental Entity and, to the Knowledge of Seller, no basis exists for any such action, suit, claim, investigation or proceeding.

3.09 No Adverse Changes or Events.  Other than as set forth on Schedule 3.09 to the Disclosure Schedule, since December 31, 2010, the Business has been consistently operated only in the ordinary course and there has not been:

(a) any adverse change or any occurrence, circumstance or combination thereof that might reasonably be expected to have an adverse change in the financial condition, assets, liabilities (contingent or otherwise), results of operations, business or prospects of the Seller before or after the Closing Date;

(b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Transferred Assets or the Business having a replacement cost of more than $5,000 for any single loss or $25,000 for all such losses;

(c) any salary increases, bonuses, sales commissions and sales draws which are not consistent with past practice, or any payment or accrual of, or commitment with respect to, any bonus plan, vacation pay, sick leave, deferred compensation, insurance, pension, salary continuation for disability or severance or termination arrangement that is not consistent with past practice or any change or modification to any severance arrangement or any agreement to increase the coverage or benefits available under any employee benefit plan or arrangement which are not consistent with past practice;

(d) any debt, obligation, mortgage, security interest or liability incurred by the Seller, any assumption, guarantee, endorsement or other responsibility by the Seller for the liability or obligation of any other Person (whether absolute, accrued, contingent or otherwise), or any engagement in any other transaction by the Seller other than in the ordinary course of business, except that certain unsecured note dated September 28, 2011 executed by Seller and payable to Jasco Tools, Inc.;

(e) any mortgage, pledge or creation of any Lien with respect to any of the Transferred Assets other than Permitted Liens;

(f) any sale, assignment, transfer or other disposition or lapse of any Proprietary Rights or disclosure to any Person (other than employees of the Seller in the scope of their employment) of any Proprietary Rights;

(g) any write up or write down in the value of any Equipment (other than depreciation in conformance to Seller’s existing depreciation schedules used in the Financial Statements) or any write up or write down in the value of Inventories which are not consistent with past practices;

(h) any cancellation or compromise of any claims, or any waiver of any other rights relating to the Business, or any sale, transfer or other disposition of any properties or assets, real, personal or mixed, tangible or intangible, of the Business (other than sales of Inventories in the ordinary course of business);

(i) any change in the Seller’s method of accounting for financial, Tax or other purposes;

(j) any change in the customary methods used in operating the Business (including the pricing practices) or any change in the sales operations, including but not limited to promptly paying or discharging current liabilities;

(k) any commitment to make any capital expenditures in respect to the Business;

(l) instituted or settled any legal proceeding;

(m) any grant of a license or sublicense of any rights under or with respect to any Proprietary Information; or

(n) any settlement or compromise of any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes.

3.10 Environmental Matters.  Other than as set forth on Schedule 3.10 to the Disclosure Schedule:

(a) to the Knowledge of Seller, Seller has not caused or allowed the generation, use, treatment, storage, or disposal of Hazardous Materials at any site or facility owned, leased or operated by the Seller including but not limited to the Facilities or used in the Business except in accordance with all applicable Environmental Laws and would not result in any liability, contingent or otherwise, to the Buyer or its affiliates;

(b) to the Knowledge of Seller, the Seller does not own or lease any real property, improvements or related assets that form a part of the Transferred Assets or the Business that have been subject to the release of any Hazardous Materials;

(c) the Seller has secured all Environmental Permits necessary to the conduct of the Business and the operations and the Seller is in compliance with such permits;

(d) the Seller has not received any notice concerning any proposal to amend, revoke or replace any Environmental Permit, or requiring the issuance of any additional Environmental Permit, and to the Knowledge of Seller no such proposal exists;

(e) the Seller has not received inquiry or notice and, to its Knowledge, has no reason to suspect or believe it will receive inquiry or notice of any actual or potential proceedings, claims, lawsuits or losses related to or arising under any Environmental Law;

(f) the Seller is not currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, and/or corrective action decree, order or agreement issued or entered into under any federal, state or local statute, regulation or ordinance regarding the environment and/or health or safety in the work place;

(g) the Seller has not transported, arranged for the transportation of or disposed of any substance in a manner that may lead to claims against the Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims; and

(h) Seller has provided to Buyer all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of Seller or of the Business.

3.11 Related Party Transactions.  Except as specifically set out in this Agreement or on Schedules 1.02 or 3.11 to the Disclosure Schedule or that one certain unsecured note dated September 28, 2011 executed by Seller and payable to the order of Jasco Tools, Inc., no employee, officer, Manager or Member of Seller, any member of any of their immediate family or any of their respective affiliates (i) owes any amount to Seller nor does Seller owe any amount to or has Seller committed to make any loan or extend or guarantee credit to or for the benefit of such persons, (ii) is involved in any business arrangement or other relationship with Seller, (iii) owns any property or right, tangible or intangible, that is used by Seller, (iv) has any claim or cause of action against Seller or the Business, or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a supplier, customer, creditor or debtor of Seller or the Business other than Jasco Tools, Inc. and Jasco Heat Treating, Inc.

3.12 Undisclosed Liabilities.  The Seller does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, unliquidated, civil, criminal or otherwise, and whether due or to become due, other than liabilities that (a) are reflected or reserved against in the December 31, 2010 Balance Sheet, (b) are disclosed in any Schedule (or in any plan, instrument, lease or agreement referred to therein) or Exhibit hereto, (c) are liabilities incurred since December 31, 2010 in the ordinary course of business.

3.13 Warranties, Product Liability and Insurance.

(a) Except for warranties implied by law and the Seller’s customary warranty for goods sold as described on Schedule 3.13(a), the Seller has not given or made any warranties in connection with the sale or rental of goods or services, including, without limitation, warranties covering the customer’s consequential damages.  To the Knowledge of Seller, there are no facts or the occurrence of any event forming the basis of any present claim against the Seller with respect to warranties relating to products sold or distributed by the Seller or services performed by or on behalf of the Seller.  To Seller’s Knowledge, Seller has not sold any products or delivered any services that included a warranty for a period longer than one year.  To the Knowledge of Seller, (i) Seller has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty on the part of Buyer with respect to the products assembled, delivered, sold or installed or services rendered by or on behalf of Seller or the Business, and (ii) each of the products sold by Seller is and has been fit for the purposes for which it was intended to be used and conforms to any promises or affirmation of fact made on the label for the products or in connection with the sale of the products.

(b) To the Knowledge of Seller, there is no state of facts or any event forming the basis of any present claim against the Seller not fully covered by insurance, except for deductibles and self-insurance retentions, for personal injury or property damage alleged to be caused by products shipped or services rendered by or on behalf of the Seller.

3.14 Employee Matters.

(a) There are no collective bargaining or other labor union agreements to which the Seller is a party or by which it is bound.  To the Knowledge of Seller, neither Seller nor the Business has encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or walkouts.

(b) The Seller does not contribute to or have an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of Section 3(37) of ERISA.

(c) The Seller does not have any defined benefit pension that is subject to Title IV or Section 412 of the Code.  Seller does have employee benefit plan(s) established pursuant to Section 401(k) of the Code and such plan(s) has been maintained in all respects in accordance with its terms and the provisions of applicable law.  Except as disclosed in this Agreement, Seller does not have a profit sharing plan.  Other than the foregoing, Seller does not maintain any other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

(d) No lawsuit, complaint or investigation or governmental audit has been noticed, initiated or filed with respect to any employee benefit plan.  The Seller has not incurred any liability to the PBGC or any liability under ERISA.  There has not been any reportable event as defined in ERISA which would require the giving of notice or any event requiring the giving of notice to be provided.

(e) Schedule 3.14.(e) to the Disclosure Schedule sets forth a complete and correct list of the salaries and hourly rates for all employees, as applicable, bonus arrangements for all employees, and a  list of all employee benefit plans and all other employee benefit arrangements or payroll practices maintained by Seller or to which Seller contributed or is obligated to contribute thereunder for current or former employees of the Seller or that cover employees of Seller.  All items listed on Schedule 3.14.(e) to the Disclosure Schedule have been maintained in all material respects in accordance with their terms and the provisions of applicable law.

(f) Any individual who performs services for Seller and who is not treated as an employee for federal income tax purposes by Seller is not an employee for such purposes.

3.15 Intentionally omitted.

3.16 Customers and Suppliers.  Except as set out in Schedule 3.16, since December 31, 2010, no material customer or supplier of the Business has either terminated its relationship with the Business or has materially reduced or changed the pricing or has materially changed any other terms of its business with the Business and no material customer or supplier of the Business has notified Seller that it intends to terminate or reduce or change the pricing or other terms of its business with the Business.  Schedule 3.16 sets forth a list of the twenty (20) largest customers and ten (10) largest suppliers of Seller, as measured by dollar amount of purchases during the years 2009 and 2010.

3.17 Seller Acknowledgement.  The Seller acknowledges that the covenants contained in Sections 7.7 and 7.10 hereof are a material element of this Agreement and that Buyer would not have entered into this Agreement or purchased the Business or the Transferred Assets without the Seller’s agreement to honor the provisions of Sections 7.7 and 7.10.

3.18 Brokers.  Seller has only employed Versailles Group, Ltd. (“Versailles”) in connection with the sale or transfer of the Business, the Transferred Assets, Assumed Liabilities and the Retained Liabilities, and Seller shall be responsible for any and all fees, commissions and expenses of Versailles and Seller shall be responsible for any and all fees, commissions and expenses of any other person or party claiming such a fee, commission or expense related to the transfer and acquisition set out in this Agreement by, through or under Seller.

3.19 Certain Payments.  To the Knowledge of Seller, neither the Seller nor any Manager, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made in violation of any Law any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Seller, (ii) to pay for favorable treatment for business secured by the Seller, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Seller, or (b) established or maintained any fund or asset with respect to the Seller that has not been recorded in the books and records of the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

4.01 Corporate Matters.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.  The Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.  This Agreement and all other agreements and documents specified herein have been duly authorized, executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.  The execution and delivery of this Agreement, the Seller Note and the other agreements and documents to be delivered by the Buyer, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof, by the Buyer will not, with or without the passage of time or the giving of notice or both, violate any provision of, or constitute a default under, any contract or other agreement to which the Buyer is a party or by which it is bound, conflict with its articles of incorporation or bylaws, other than violations, defaults or conflicts that would not affect the ability of the Buyer to consummate the transactions provided for in this Agreement or in any other agreement or document specified herein.  Buyer has or will have the funding necessary to pay the Purchase Price on the Closing Date.

4.02 Conflicts.  The execution, delivery and performance of this Agreement and the other agreements and documents to be delivered by the Buyer to the Seller and the Managers and Members, the consummation of the transactions contemplated hereby or thereby, and the compliance with the provisions hereof or thereof, by the Buyer will not, with or without the passage of time or the giving of notice or both violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to the Buyer or any of its respective properties or assets.

4.03 Litigation.  There is no action, claim, suit or proceeding pending, or to the Buyer’s knowledge threatened, by or against or affecting Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the transaction contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transaction contemplated hereby.

4.04 Brokers.  Buyer has not employed any person or entity in connection with the purchase or transfer of the Business, the Transferred Assets or the Assumed Liabilities or in connection with this Agreement.  Buyer shall responsible for any and all fees, commissions and expenses of any other person or party claiming such a fee, commission or expense related to the transfer and acquisition set out in this Agreement, by, through or under Buyer.

ARTICLE V

ACCESS TO INFORMATION BY THE BUYER

5.01 Prior to Closing.  Until the Closing Date and pursuant to the terms and conditions of the Confidentiality Agreement executed by the Versailles Group, Ltd. as authorized agent for Seller and Buyer dated May 19, 2011 (“the CA”), the Seller will furnish the Buyer and its employees, officers, accountants, attorneys, agents, investment bankers and other authorized representatives with all books, records, financial information, contracts, and other data and information concerning the Business, commitments, personnel and properties and Facilities of the Seller as the Buyer shall from time to time reasonably request and will afford the Buyer and its employees, officers, accountants, attorneys, agents, investment bankers and other authorized representatives reasonable access during normal business hours to the Seller’s offices, properties, books, records, financial information, contracts and documents (including Tax Returns filed and those in preparation) and will be given the opportunity to ask questions of, and receive answers from, representatives of the Seller with respect to the Business, the Transferred Assets and the other properties of the Seller (“the Inspection”).  All investigation on Seller’s property or with employees of Seller must be conducted in the presence of a representative of Seller (each representative of Seller shall use their good faith efforts to be available as requested by Buyer).  No investigations by the Buyer or its employees, representatives or agents shall reduce or otherwise affect the obligation or liability of the Seller with respect to any representations, warranties, covenants or agreements made herein or in any Exhibit, Schedule or other certificate, instrument, agreement or document, including the Disclosure Schedule, executed and delivered in connection with this Agreement.  The Seller will cooperate with the Buyer and its employees, officers, accountants, attorneys, agents and other authorized representatives in the preparation of any documents or other materials that may be required by any Governmental Entity.

5.02 Public Information.  Until the Closing Date or termination hereof, the Buyer and the Seller will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and to the form and content of any application or report to be made to any Governmental Entity that relates to the transactions contemplated by this Agreement, except with respect to public announcements or disclosures in response to legal requirements (including, without limitation, requirements under the Federal securities laws).

ARTICLE VI

EMPLOYEE MATTERS

6.01 Hiring of Transferred Employees.  The Buyer shall offer employment (on an “at will basis”, except for employees that are offered an Employment Agreement, if any) to all of the Seller’s active hourly employees and to all of Seller’s active salaried employees as of the Closing, which are listed on Schedule 6.02(b) (all individuals who accept such offer are collectively, the “Transferred Employees”).  The Buyer shall not assume any liabilities or obligations of the Seller with respect to its employees except as specifically set forth in this Agreement, and the Buyer will have complete discretion as to the terms of employment that are offered to the Transferred Employees.  Nothing contained in this Section 6.01 is intended to confer upon any of the Seller’s employees any right to continued employment after the Closing Date.  Notwithstanding any other provision of this Agreement, the parties hereto do not intend to create any third-party beneficiary rights respecting any of the Seller’s employees or former employees as a result of the provisions herein and specifically hereby negate any such intention.

6.02 Employee Benefits.

(a) Except as set forth in Section 6.03 and otherwise provided herein, the Buyer shall not be liable or obligated under any employee benefit plan or for any other employee benefits that may have been established by the Seller for the Seller’s employees prior to the Closing, and the Seller expressly acknowledges that it has sole liability for all employee benefit costs accrued as of the day before the Closing Date whether or not any or all of such employees are subsequently hired by the Buyer.  Without limiting the generality of the foregoing, the Seller acknowledges and agrees that the Buyer does not assume the sponsorship of, the responsibility of contributions to, or any liabilities in connection with any employee benefit plan maintained by the Seller for active employees, retirees, former employees, their beneficiaries or any other Person, including any employee pension benefit plan within the meaning of ERISA, employee welfare plan within the meaning of ERISA and any personnel policy, stock option plan, bonus or profit sharing plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding.

(b) With respect to the Transferred Employees the Seller will remain responsible for medical expenses covered under its plans (i) actually incurred prior to the Closing Date (as required under such plans) or (ii) actually incurred with respect to any hospitalization that began prior to the Closing Date until such hospitalization ends (as required under such plans), and the Buyer will be responsible for all other medical expenses incurred on or after the Closing Date to the extent covered under its plans without the application of any waiting period for coverage generally applicable to newly hired employees.  To the fullest extent permitted under its applicable policies of insurance and under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and to the extent required by applicable law, the Seller shall continue to maintain medical, health, hospitalization, life, travel and accident insurance coverage for the Transferred Employees in effect for so long as Buyer shall request in order to avoid any lapses in such coverages; provided, however, that Buyer shall be responsible for all premium costs of maintaining such policies for all applicable periods commencing with the Closing Date.  Seller’s cost of such insurance and costs of COBRA coverage from and after the Closing Date shall be borne by the Buyer and Buyer agrees to reimburse Seller for such costs or expenses within thirty (30) days after receipt from Seller of proof of payment of such costs or expenses.  The Seller shall cooperate with the Buyer to provide continuity of such insurance coverage to the Transferred Employees.  Set out in Schedule 6.02(b) of the Disclosure Schedule is the list of all employees, their salary or hourly rate (as applicable), annual vacation days and annual sick/personal days.

6.03 Severance Benefits; Employment Termination.  Buyer and Seller hereby agree that Buyer shall assume Seller’s obligation to make COBRA Coverage (as hereinafter defined) available to all of Seller’s qualified beneficiaries, as such term is defined by COBRA (26 U.S.C. § 4980B(g)(1) and 29 U.S.C. § 1167(3)) (the “M+A Qualified Beneficiaries”) in accordance with the provisions of COBRA (as hereinafter defined) and, accordingly, Buyer shall cause its group health plan to make COBRA Coverage available to the M+A Qualified Beneficiaries.  For purposes of this Section, the term “COBRA Coverage” means the health insurance coverage required to be offered pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), 26 U.S.C. §§ 4980B et seq., and 29 U.S.C. §§ 1162 –1167.  The Buyer agrees to provide severance benefits, only in accordance with Buyer’s policies and procedures, to the Transferred Employees.

6.04 Reporting of Data.  The Buyer and the Seller shall complete and furnish to each other such other employee data as shall be reasonably required from time to time for each party to perform and fulfill its obligations under this Article VI.  Seller and Buyer shall report on a predecessor/successor basis as set forth under any IRS revenue procedure including the filing of Form W-2 for each Transferred Employee.

6.05 Employment Related Claims.  Except as provided in Section 6.03, the Seller agrees that the Seller and not the Buyer shall be solely responsible for all liability, costs and expenses (including attorneys’ fees) for all existing employment claims that have been filed by any employee or former employee of the Seller prior to the Closing Date relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by employees of the Seller, or any thereof filed after the Closing Date but arising as a result of conditions, actions or events or series of actions or events which occurred prior to the Closing Date.  The Buyer agrees that it shall be responsible for all liability, costs and expenses (including attorneys’ fees) for all employment claims that are filed by any Transferred Employee relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by the Transferred Employees to the extent, but only to the extent, that the same result from the employment relationship between the Buyer and the Transferred Employee and conditions, actions or events or series of actions or events occurring on and subsequent to the Closing Date.  Seller shall pay Transferred Employees their accrued and unused vacation through the day before the Closing Date.  Effective as of the Closing Date, Seller shall cause the tax-qualified 401(k) plans in which the Transferred Employees were eligible to participate immediately prior to the Closing Date to fully vest such employees’ accrued benefit thereunder through the day before the Closing Date.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01 Conduct of the Business.  The Seller covenants and agrees with the Buyer that from and after the Effective Date until the Closing, except as expressly authorized by this Agreement or expressly consented to in writing by the Buyer and the Seller shall, and to the extent the same would affect the Proprietary Rights:

(a) operate the Business and the Transferred Assets only in the usual, regular and ordinary course of business with a view to maintaining the goodwill that the Seller now enjoys and, to the extent consistent with such operation, will use all reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationships with its customers, suppliers, jobbers, distributors and other Persons having business relations with it;

(b) use all reasonable efforts to maintain the Transferred Assets in a state of repair, order and condition consistent with its ordinary course of business in connection with the Business;

(c) maintain its books of account and records relating to the Business in the ordinary course of business, in accordance with the Seller’s usual accounting practices applied on a consistent basis;

(d) comply with all statutes, laws, orders and regulations applicable to it and to the conduct of the Business;

(e) not sell, assign, transfer, lease or otherwise dispose of any Proprietary Rights, Equipment or any of the other Transferred Assets except for dispositions of Inventories for value in the usual and ordinary course of business or other than to the Buyer pursuant to the terms of this Agreement;

(f) preserve and maintain all rights that it now enjoys in and to the Proprietary Rights and not sell, assign, transfer, lease or otherwise dispose of any Proprietary Rights other than to the Buyer pursuant to the terms of this Agreement;

(g) not mortgage, pledge or otherwise create a security interest in any of the Transferred Assets or permit there to be created or exist any Liens thereon other than Permitted Liens;

(h) not enter into any contract, commitment or lease in relation to the Business that is out of the ordinary course of the Business or, if effective on the date hereof, would be required to be disclosed in Schedule 3.05(a) of the Disclosure Schedule;

(i) not amend or modify any of the Contracts and Other Agreements disclosed in Schedule 3.05(a) of the Disclosure Schedule or any other contract, commitment, lease or other agreement that would, if entered into on the date hereof, be required to be disclosed on any Schedule to this Agreement, including the Disclosure Schedule;

(j) not consent to the termination of any of the Contracts and Other Agreements disclosed in Schedule 3.05(a) of the Disclosure Schedule or waive any of the Seller’s rights with respect thereto;

(k) not grant any increase in the compensation or rate of compensation or commissions or bonuses payable to or severance obligations for any of employees or in any bonus plan and not transfer or otherwise change any of the terms or conditions of employment of any of the employees except the bonuses contemplated in Section 3.14(e);

(l) not permit any insurance policy naming it as a beneficiary or a loss payee relating to the Business or the Transferred Assets to be canceled or terminated or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect; and

(m) pay when due all accounts payable, all payments required by any of the Contracts and Other Agreements, and all Taxes other than Taxes that are being contested in good faith and for which adequate reserves against the Transferred Assets exist and which would not result in a Lien being imposed on any of the Transferred Assets.

7.02 Information and Consents

.  Seller shall use its reasonable efforts to obtain at the earliest practicable date any consents, waivers, approvals and notices that are required to consummate, or in connection with the transactions contemplated by this Agreement.  All such consents, waivers, approvals and notices shall be in a form and substance reasonably satisfactory to Buyer.

7.03 Compliance.

(a) The Seller shall use its commercially reasonable efforts (i) to cause the obligations imposed upon it in this Agreement to be duly complied with, and all conditions precedent to such obligations to be satisfied.

(b) Except for Permitted Liens or as otherwise specifically set out in this Agreement, the Seller shall cause all Liens on the Transferred Assets to be released as of the Closing Date.

7.04 Delivery of Corporate Documents.  On the Closing Date, Seller shall deliver to the Buyer all Documents and Other Papers relating to the Transferred Assets, the Assumed Liabilities and the current and proposed operations of the Business (other than Excluded Assets), including, without limitation, all files relating to the Trade Payables, computer programs, files, disks reflecting any books or records, documents or other papers, or other information or data relating to the operation of the Business or the Transferred Assets or customer records and sales history stored on any electronic media, including computers in its possession.  The Seller, however, shall be entitled to retain the historical books and records relating to the Business to the extent such books and records are not necessary for the ongoing operations of the Business by the Buyer.  The Seller agrees that so long as the company’s accounting, auditing and tax books, records (including work papers) and other books and records relating to the Seller, the Business and the Transferred Assets, the Transferred Employees and the Assumed Liabilities remain in existence and in the possession of the Seller, the Buyer and its authorized representatives shall have the right to inspect and, at the Buyer’s expense, to copy the same at any time during regular business hours for any proper purpose.  For a period of five (5) years following the Closing Date, the Seller agrees that it will not destroy any of such books and records without having first offered to deliver the same to the Buyer.

7.05 Further Assurances.  Prior to and on and after the Closing Date, Seller shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the Buyer such bills of sale, assignments and other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to counsel for the Buyer, as shall be necessary to vest in the Buyer all the right, title and interest in and to the Transferred Assets free and clear of all Liens (including the release of all Liens of record) and shall use its reasonable efforts to cause to be taken such other action as the Buyer reasonably may require to more effectively consummate, implement and carry into effect the transactions contemplated by this Agreement.

7.06 Cooperation After Closing.

(a) The Seller and the Buyer shall cooperate with each other after the Closing hereunder in clearing the title to any of the Transferred Assets to the Buyer pursuant hereto in the event that the Seller’s title to any such property, as the case may be, as of the Closing Date, shall be defective, not marketable or nonassignable.  In this connection, the Seller shall take all commercially reasonable action, including, but not limited to, the furnishing of documents and evidences of title and assistance in the preparation and trial of any necessary litigation, to clear title to any such property, all of which shall be at the expense of the Seller.

(b) For the greater of eight (8) years from the Closing Date and such period as may be required by any statute, regulation or Governmental Entity or any then pending litigation, the Buyer shall permit, the Seller, each Member and their respective representatives reasonable access to the business records and files of the Seller that are transferred to the Buyer in connection herewith in anticipation of, or preparation for, existing or future litigation or claims or any Tax audit which the Seller is involved and which is related to the Business or the Transferred Assets, during regular business hours and upon reasonable notice at the Buyer’s principal places of business or at any location where such records are stored; provided, however, that (i) any such access shall be had or done in such a manner so as to not interfere with the normal conduct of the Business, (ii) the Buyer shall not be required to provide access to any confidential record or records, the disclosure of which would violate any governmental statute or regulation or applicable confidentiality agreement with any Person, and (iii) the Buyer shall not be required to provide access to any confidential record or records, the disclosure of which would cause the Buyer or any of its affiliates to waive its attorney-client privilege or attorney work product privilege, it being understood and agreed that the records delivered by the Seller to the Buyer shall not be deemed to be restricted from the Seller or each Member pursuant to either clause (ii) or (iii) above.  The Buyer shall also provide the Seller with (i) reasonable access to the Facilities for the purpose of complying with applicable Environmental Laws provided that such access does not interfere with the normal conduct of the Business and (ii) reasonable access to the accounting records and schedules necessary for the preparation of financial reports and tax returns for the year ended December 31, 2010, and for the 2011 accounting period ending on the day before the Closing Date.

(c) For the greater of eight (8) years from the Closing Date and such period as may be required by any statute, regulation or Governmental Entity or any then pending litigation, the Seller shall retain the general business records and files of Seller and shall permit the Buyer and its representatives reasonable access to the general business records and files of the Seller in anticipation of, or preparation for, existing or future litigation or any Tax audit or other reasonable purpose in which the Buyer or any of its affiliates is involved and which is related to the Business or the Transferred Assets, during regular business hours and upon reasonable notice at the Seller’s principal places of business or at any location where such records are stored; provided, however, that (i) any such access shall be had or done in such a manner so as to not interfere with the normal conduct of the Seller’s business, (ii) the Seller shall not be required to provide access to any confidential record or records, the disclosure of which would violate any governmental statute or regulation or applicable confidentiality agreement with any Person, and (iii) the Seller shall not be required to provide access to any confidential record or records, the disclosure of which would cause the Seller to waive its attorney-client privilege or attorney work product privilege.

(d) The Seller, if requested by the Buyer (and at Buyer’s expense), shall cooperate and assist in preparing such financial statements of the Business that the Buyer may reasonably require in order to permit Buyer to timely file any report required by the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder in connection with the transactions contemplated thereby and to comply with any other financial statement requirements with respect to the Business applicable to Buyer under the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and the rules and regulations thereunder.  The Seller shall cause its accountant to provide the Buyer with reasonable access to such firm’s work papers in support of the Business.  The cost of such accounting work shall be borne by the Buyer, but the Seller shall use its reasonable efforts to cause its accountant to provide the Buyer with an estimate of its costs.  The Seller will also cooperate with and assist the Buyer in preparing, and, if requested, shall use reasonable efforts to cause its accountant to cooperate, at Buyer’s expense, in preparing, such other financial statements for the Business as may be specified by the Buyer.

(e) In furtherance of Sections 1.03(a) hereof, Seller and Buyer shall enter into the Escrow Agreement, as defined in Section 8.03.

(f) Buyer shall continue to provide the existing telephone and internet access within the building at 1001 Lexington Avenue, Rochester, NY 14606 to the area generally known and identified as “Graywood Properties” until December 31, 2011, as long as such access does not include access to the Proprietary Information.

7.07 Covenants of Nondisclosure of Proprietary Information.  The Seller covenants and agrees that, from and after the Closing Date, Seller shall hold in confidence and will not directly or indirectly at any time reveal, report, publish, disclose or transfer to any Person other than the Buyer any of the Proprietary Information that is not generally known to the public or utilize any of the Proprietary Information for any purpose.  The Seller hereby agrees that, upon the Closing and as between Buyer and Seller and each of their respective affiliates, Buyer shall have the sole right to use the names “Kenneth Crosby, Kenneth Crosby New York, Kenneth Crosby Southern Tier, Kenneth Crosby Western New York, Kelley & Gierston Industrial Supply, Kelley & Kelley Industrial Supply and Gierston Tool” or similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing or otherwise used in the Business and owned by Seller (and Seller shall not, and shall not permit any of its affiliates to, use such name or any variation or simulation thereof).  As soon as legally practicable after the Closing (but not later than twenty (20) Business Days after the Closing Date) Seller shall, and shall cause its affiliates to, remove any mark from its legal name by appropriate legal proceedings in the jurisdiction of its incorporation and each jurisdiction where such entity has registered to do business.

Notwithstanding the foregoing, the Seller and its affiliates may disclose information that is (i) required to be disclosed by applicable State or federal tax or securities laws to the extent, and only to the extent, such laws require such disclosure and, to the extent practicable, the Seller provides the Buyer prior written notice of its intent to provide such disclosure and the general text of such disclosure, and (ii) required to be disclosed by final order of a court of competent jurisdiction; provided that, in the event Seller is served or threatened with litigation that would require the Seller to disclose such information, the Seller shall tender to the Buyer the opportunity to defend, at its cost, against such disclosure.

(a) The Seller acknowledges that all documents and objects containing or reflecting any Proprietary Information, whether developed by the Seller or by someone else for it or any of its affiliates, will on the Closing Date become the exclusive property of the Buyer and be delivered to the Buyer.

(b) Because of the unique nature of the Proprietary Information, if any, the Seller understands and agrees that the breach or anticipated breach of its or its affiliates obligations under this Section 7.07 will result in immediate and irreparable harm and injury to the Buyer and its affiliates, for which it will not have an adequate remedy at law, and that the Buyer and its affiliates and their successors and assigns shall be entitled to an injunction, restraining order or other equitable relief to enjoin such breach or anticipated breach and to seek any and all other legal and equitable remedies to which they may be entitled.  In the event that Buyer were to seek damages for any breach of this Section 7.07, the portion of the consideration which is allocated by the parties to this covenant shall not be considered a measure or limit on such damages. The Seller acknowledges that this covenant regarding Proprietary Information is being provided as an inducement to the Buyer to acquire the Business and Transferred Assets.  The parties agree that if any court of competent jurisdiction determines that any relevant feature of this Section 7.07 is determined to be unreasonable, arbitrary or against public policy then such relevant feature which is determined by the court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.08 Real Property.  On or prior to the Closing Date, Seller shall obtain and deliver to Buyer an executed Landlord Consent to Assignment and Estoppel Certificate, substantially in the form attached hereto as Exhibit “C”, from each of the third party lessors of the four (4) Facilities located in Rochester, New York; Syracuse, New York; Falconer, New York; and Corning, New York (“Third Party Leases”) as of the Closing Date and Seller and Buyer shall execute the Assignment of Lease substantially in the form attached hereto as Exhibit “F”.  For Seller’s Hopkinton, Massachusetts Facility, Buyer and the landlord will execute a new lease and Seller and the landlord will execute a termination of lease.

7.09 Warranty Claims.  With respect to any claims made pursuant to warranties to third Persons in connection with products sold or distributed or services provided by the Seller prior to the Closing Date that relate to the Business and that are covered by valid and existing warranties of the Seller, the Buyer agrees to assume and pay for such claims to the extent, but only to the extent, that the Buyer’s Damages with respect to all such claims do not exceed in the aggregate Ten Thousand Dollars ($10,000).  Any claims in excess of such amount shall remain part of the Retained Liabilities.  The Buyer agrees to provide to Seller, at prices equal to Buyer’s out-of-pocket cost, the necessary services so Seller can satisfy any claims made pursuant to warranties of third Persons in connection with products, sold or distributed or services provided by the Seller prior to the Closing Date that relate to the Business and that are covered by valid and existing warranties of the Seller and not assumed by Buyer pursuant to this Section 7.09.  The foregoing limitations, however, shall not be deemed in any way to limit the right of the Buyer to seek indemnification from the Seller for any Damages in connection with products, sold or distributed or services provided by the Seller prior to the Closing Date to the extent the Buyer incurs any monetary liability to any third Person with respect to such matters or is obligated to take any action other than that expressly covered by this Section 7.09.

7.10 Non-Compete and Non-Solicitation.  The Seller covenants and agrees that, effective as of the Closing Date and for a period of seven (7) years thereafter, the Seller shall not, without the prior written consent of the Buyer, directly or indirectly, (i) compete with the Business, (ii) make any contact with, for the purpose of transacting any business competitive to the Business, with any Person which was a customer of Seller at any time in the seven (7) years prior to the Closing Date (“Company’s Customers”), (iii) attempt to direct or take away the business or patronage of any of the Company’s Customers or suppliers related to the Business, (iv) attempt to have any dealings with the Company’s Customers or suppliers for the purpose of attempting to secure such customers or suppliers or their patronage in competition with the Business, (v) solicit, hire away or attempt to solicit or hire away to any firm or entity engaged in the Business, any person presently employed by Seller, (vi) engage in the Business, (vii) interfere with or molest the business, trade, goodwill, suppliers or customers of the Seller regarding the Business, (viii) directly or indirectly, own, invest in, manage, operate, control, be employed by, consult with or be an agent for, engage  or participate in the ownership, management, operation, control or any other engagement of, any business, whether in corporate, proprietorship or partnership form or any other business form, engage in the business of industrial distribution and integrated supply, or (ix) use for Seller’s own benefit or the benefit of another or disclose, disseminate, or distribute to another, any trade secrets of the Business.  The Seller acknowledges that a remedy at law for any breach or attempted breach of this Section 7.10 will be inadequate and it further agrees that any breach of this Section 7.10 will result in irreparable harm to the Business and to the Buyer and in addition to any other remedy that may be available to Buyer, Buyer shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.  The Seller acknowledges that this covenant not to compete is being provided as an inducement to the Buyer to acquire the Business and the Transferred Assets and that this Section 7.10 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Buyer.  Whenever possible, each provision of this Section 7.10 shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Section 7.10 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 7.10.  If any provision of this Section 7.10 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 7.10 but shall be confined in its operation to the provision of this Section 7.10 directly involved in the controversy in which such judgment shall have been rendered.  In the event that the provisions of this Section 7.10 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

Notwithstanding anything to the contrary contained in this Section 7.10, the limitations contained in this Section 7.10, including specifically the limitations contained in Section 7.10 (i)-(ix) shall have no effect whatsoever upon the Seller, directly or indirectly, to own, invest in, manage, operate, control, be employed by, consult with, be an agent for, engage or participate in the ownership, management, operation, control or any other engagement of, any business, whether in corporate, limited liability company, proprietorship, or partnership form, or any other business form, in any activity directly related only to the Jasco Business.

7.11 Continuation of Business by the Buyer.  Nothing in this Section 7.11, in any other provision of this Agreement, in any Exhibit or Section hereto, or in any agreement, instrument, or other document executed or delivered in connection with this Agreement shall require the Buyer to continue its business or operations or to manage and operate the Business with any duty or standard of care to the Seller, the Managers and the Members.  The Seller acknowledges and agrees that the Buyer in its sole discretion may continue, manage, modify or discontinue the operations of the Business, liquidate or otherwise change or cease its operations.

ARTICLE VIII

CONDITIONS TO THE BUYER’S OBLIGATION

TO CONSUMMATE THE TRANSACTIONS

The obligation of the Buyer to purchase the Transferred Assets, to assume the Assumed Liabilities and to consummate the transactions contemplated by this Agreement is, at the option of the Buyer, subject to the satisfaction on or before the Closing Date of the fulfillment of the conditions set forth below, any of which may be waived by the Buyer in writing.

8.01 Representations and Warranties.  The representations and warranties of the Seller contained in this Agreement shall be true, correct and complete in all respects; each and all of the agreements and covenants of the Seller to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with and Buyer shall have received copies of such documents evidencing such performance as Buyer may reasonably request.

8.02 Good Standing and Corporate Authorizations.  The Seller shall have delivered to the Buyer certificates issued by appropriate Governmental Entities evidencing the good standing of the Seller, as of a date not more than ten (10) calendar days prior to the Closing Date, in the States of New York and Massachusetts.

8.03 Closing Instruments.  The Seller, the Managers and the applicable Members, as applicable, shall have executed, acknowledged and delivered to the Buyer (i) the General Conveyance, Transfer, Assignment and Assumption, in substantially the form attached hereto as Exhibit “A”, (ii) the Escrow Agreement in the form attached hereto as Exhibit “D”, (iii) the Employment Agreements in the form attached hereto as Exhibit “B”, (iv) the Landlord Assignment and Estoppel Certificate (Exhibit “C”), (v) the Assignment and Assumption of Lease (Exhibit “F”), (vi) the Closing Agreement executed by certain of the Members regarding non-compete, non-solicitation and non-disclosure provisions in favor of Buyer and indemnification provisions in favor of Buyer in the form attached hereto as Exhibit “I”, (vii) the Confidentiality, Non-Compete and Non-Solicitation Agreement between Buyer and Richard J. Maxa, (viii) the Lease Agreement for the Facility located in Hopkinton, Massachusetts, and (ix) any other documents necessary in the reasonable opinion of counsel to Buyer to transfer and assign the Transferred Assets to Buyer.  The escrow agent under the Escrow Agreement shall have executed and delivered to the Seller and the Buyer such agreement and the Escrow Agreement shall be in full force and effect as of the Closing Date.

8.04 Amendment to Articles of Organization.  The Seller shall, within five (5) Business Days after the Closing Date, have prepared, obtained all necessary corporate authorizations, executed and delivered to the Buyer documents, in form and substance reasonably satisfactory to counsel for the Buyer, sufficient to change the Seller’s corporate name to one bearing no resemblance to the Seller’s current corporate name.

8.05 No Litigation.

(a) No preliminary or permanent injunction or other order of any court or other Governmental Entity shall be in effect nor shall there be in effect any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement.

(b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened seeking to prevent the consummation of the transactions contemplated by this Agreement.

8.06 Employment Agreements

.  Susan Conrado, Tom Kelley and Sue Kelley shall have executed and delivered to Buyer an employment agreement with Buyer in the form attached hereto as Exhibit “B” (the “Employment Agreements”).

8.07 Leases.  The applicable lessors for each of the Facilities, other than Hopkinton, Massachusetts, shall have executed and delivered to Buyer, the Landlord’s Assignment and Estoppel Certificate and the Assignment of Lease as provided in Section 7.08 hereof.

8.08 Other Legal Matters.  All Exhibits, Schedules, certificates, documents and legal matters in connection with this Agreement and the transactions contemplated hereby shall be in the forms required by this Agreement.

8.09 Licenses, Consents and Approvals by the Buyer.  Other than as contemplated by Section 8.07, the Buyer shall have received each of the licenses, consents, approvals and other authorizations from Governmental Entities and third parties.

8.10 Release of Liens.  Seller shall have delivered to the Buyer releases of all Liens, other than Permitted Liens, regarding the Transferred Assets in form and substance reasonably satisfactory to the Buyer.

8.11 Board of Directors.  The Board of Directors of Buyer shall have approved and authorized the consummation of the Closing.

ARTICLE IX

CONDITIONS TO THE SELLER’S OBLIGATION

TO CONSUMMATE THE TRANSACTIONS

The obligation of the Seller to transfer the Transferred Assets as contemplated hereby is, at the option of the Seller, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Seller in writing.

9.01 Representations, Warranties and Covenants.  The representations and warranties of the Buyer contained in this Agreement shall be true, correct and complete in all respects, and the Buyer shall have performed and complied in all respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

9.02 Receipt of the Purchase Price.  The Seller shall have received the Seller Cash Payment and the Escrow Agent shall have received the Escrow Amount.

9.03 Licenses, Consents and Approvals.  The Seller shall have received each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for the Seller to consummate the transactions contemplated by this Agreement.

9.04 No Litigation.

(a) No preliminary or permanent injunction or other order of any court or other Governmental Entity shall be in effect nor shall there be any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement.

(b) No suit, action, claim, proceeding or investigation before any court or other Governmental Entity shall have been commenced or threatened seeking to prevent the consummation of the transactions contemplated by this Agreement.

9.05 Closing Instruments.  The Buyer shall have executed, acknowledged and delivered to the Seller, (i) the General Conveyance, Transfer, Assignment and Assumption, in substantially the form attached hereto as Exhibit “A”, (ii) the Assignment and Assumption of Lease in the form attached as Exhibit “F”, (iii) the Closing Agreement attached hereto as Exhibit “I”, and (iv) any other documents, in the reasonable opinion of counsel to Seller, regarding the assumption of the Assumed Liabilities by Buyer.  Buyer shall have executed and delivered to the applicable person, the Employment Agreements in the form attached hereto as Exhibit “B”.  The Seller, Buyer and the escrow agent under the Escrow Agreement shall have executed and delivered said Escrow Agreement and the Escrow Agreement shall be in full force and effect as of the Closing.  The Seller, Buyer and each Landlord shall have executed and delivered the Landlord Assignment and Estoppel Certificate.

9.06 Other Legal Matters.  All Exhibits, Schedules, certificates, documents and legal matters in connection with this Agreement and the transactions contemplated hereby shall be in the forms required by this Agreement.

ARTICLE X

INDEMNIFICATION

10.01 Indemnification by the Seller.  Except as otherwise limited by this Article X and Article XI hereof, the Seller agrees to, only to the extent of the Seller Consideration, indemnify, defend and hold the Buyer and each of its officers, directors, stockholders, and controlling Persons and their respective representatives, successors and assigns (“Buyer Group”) harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, “General Buyer Losses”), arising out of or resulting from or relating to any of the following, which exceeds Two Thousand Five Hundred and No/100 Dollars ($2,500.00):

(a) any misrepresentation or breach or failure of warranty made by the Seller in or pursuant to this Agreement;

(b) any breach of any covenant or other agreement made or undertaken by the Seller in this Agreement;

(c) any Retained Liability or Excluded Asset;

(d) attributable to the Transferred Employees resulting from or based upon (i) any employment related liability with respect to the employment or termination of employment prior to the Closing Date; or

(e) any fees, commissions or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement.

10.02 Intentionally Omitted.

10.03 Indemnification by the Buyer.  Except as otherwise limited by this Article X and Article XI hereof, the Buyer agrees to indemnify, defend and hold the Seller and each of its officers, Managers, employees, agents and Members and their successors and assigns (“Seller Group”) harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, “Seller Losses”), arising out of or resulting from any of the following which exceeds Two Thousand Five Hundred and No/100 Dollars ($2,500.00):

(a) any misrepresentation or breach of warranty made by the Buyer in this Agreement or any misrepresentation in or breach of warranty under any other agreement, to which Buyer is a party, certificate, Schedule, Exhibit or writing delivered by Buyer to the Seller pursuant to this Agreement;

(b) any breach of any covenant or other agreement made or undertaken by the Buyer in this Agreement or in any other agreement to which Buyer is a party, certificate, Schedule, Exhibit or writing delivered by the Buyer to the Seller pursuant to this Agreement, including the Disclosure Schedule

(c) any Assumed Liability or the Buyer’s operation of the Business or the Transferred Assets or the use of the Facilities as of the Closing Date; provided, however, that the Buyer shall in no event be liable for or be required to provide indemnity pursuant to this Section 10.03 for the Buyer’s failure to detect or remedy any Environmental Liabilities arising prior to the Closing Date; or

(d) any fees, commissions or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement.

10.04 Procedure.  All claims for indemnification under this Article X shall be asserted and resolved as follows:

(a) An Indemnitee shall promptly give the Indemnitor notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter.  Failure to provide such notice shall not affect the right of the Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that could have been actually avoided had such notice been provided within such required time period.

(b) The obligations and liabilities of an Indemnitor under this Article X with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article X (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and the Indemnitor may, at its option, assume and control the defense of such Third Party Claim at the Indemnitor’s expense and through counsel of the Indemnitor’s choice acceptable to Indemnitee.  In the event the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability, in which case Indemnitor and Indemnitee shall cooperate in such defense and will attempt to make available on a reasonable basis all witnesses, pertinent records, materials and information in their possession or under their control relating thereto as is reasonably required by the either of them.  In the event the Indemnitor does not elect to conduct the defense against any such Third Party Claim, the Indemnitor shall pay all reasonable costs and expenses (including attorneys’ fees) of such defense, as incurred but not later than thirty (30) days from Indemnitor’s receipt of a statement reflecting such costs and expenses, and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee.  Except for the settlement of a Third Party Claim that involves the payment of money which Indemnitor shall pay and only for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled without the written consent of the Indemnitee.

10.05 Indemnity Escrow.  On the Closing Date, Buyer shall deposit with the Escrow Agent the Escrow Amount in accordance with the terms of this Agreement.  Any payment the Seller is obligated to make to Buyer pursuant to this Article X shall be paid in accordance with the terms of the Escrow Agreement and shall accordingly reduce the Escrow Amount and, second, to the extent the Escrow Amount is insufficient (and such claims are not subject to the Cap limitation under Section 10.08(a) to pay any remaining sums due, then the Seller shall be required to pay all of such additional sums due and owing to the Buyer by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.  Fifteen (15) months after the date of the Escrow Agreement (“Release Date”), the Escrow Agent shall release the Escrow Amount (to the extent not utilized to pay Buyer for any indemnification claim) to the Seller, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article X asserted prior to the Release Date but not yet resolved (“Unresolved Claims”).  The Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Buyer Indemnified Parties for any such claims resolved in favor thereof) upon their resolution in accordance with this Article X and the terms of the Escrow Agreement.

10.06 Failure to Pay Indemnification.  If and to the extent the Indemnitee shall make written demand upon the Indemnitor for indemnification pursuant to this Article X and the Indemnitor shall refuse or fail to pay in full within ten (10) Business Days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then the Indemnitee shall be paid from the Escrow Amount, then Indemnitee may utilize any other legal or equitable remedy to collect from the Indemnitor the amount of Indemnitee Losses.  Nothing contained herein is intended to limit or constrain the Indemnitee’s rights against the Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.

10.07 Adjustment of Liability.  The amount which an Indemnitee shall be entitled to receive from an Indemnitor with respect to any indemnifiable Loss under this Article X shall be net of any insurance recovery by the Indemnitee on account of such Loss from an unaffiliated party.

10.08 Limitations of Indemnity.

(a) Notwithstanding anything to the contrary, respectively, in Sections 10.01 and 10.03, (i) neither Seller nor Buyer shall make a payment under Section 10.01(a) or Section 10.03(a), as applicable, unless and until the aggregate amount to be paid by Seller, on the one hand, or the Buyer, on the other hand, in the absence of this clause, exceeds $100,000.00 (the “Basket”), in which event all such amounts in excess of the Basket shall be paid and (ii) in no event shall the aggregate liability of Seller, on the one hand, or Buyer, on the other hand, under Section 10.01 or Section 10.03, as applicable, exceed seven and one-half percent 7.5%) of the Seller Purchase Price (the “Cap”); PROVIDED, HOWEVER, that (x) the Cap shall not apply to any liability arising out of, resulting from or relating to the intentional acts of fraud (excluding constructive knowledge, gross negligence or recklessness) of Seller and (y) neither the Basket nor the Cap limitation shall apply in respect of indemnification under Sections 3.01, 3.02(a), 3.07, 3.10, 3.14 and 3.18, the first sentence of Sections 3.04(b), 3.04(d) and 3.04(e), and the second sentence of Sections 3.04(b) and 4.01.

(b) Except for claims of intentional acts of fraud by the Seller and any claims related to the Retained Liabilities, the remedies provided in this Article X shall constitute the sole and exclusive source of satisfaction of Buyer with respect to any Damages arising on and after the Closing Date, and Buyer shall not have any other remedies against Seller.  Notwithstanding the foregoing, this Section 10.08 shall not (i) operate to interfere with or impede the operation of Sections 1.03 or 13.03 for the resolution of certain disputes and payment of funds in respect thereof or (ii) limit the rights of the parties to seek non-monetary equitable remedies, including but not limited to specific performance or injunctive relief.

10.09 Tax Treatment of Indemnity Payment.  Seller and Buyer agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Seller Purchase Price for all income tax purposes.

ARTICLE XI

NATURE OF STATEMENTS AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties of the parties contained in this Agreement and any document, letter or schedule delivered pursuant to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of twelve (12) months following the Closing Date (except that (i) the representations and warranties set forth in Sections 3.01, 3.02(a), 3.18, the first sentence of each of 3.04(b), 3.04(d) and 3.04(e), the second sentence of 3.04(b) and 4.01 shall survive the Closing Date without limitation and (ii) the representations and warranties contained in Section 3.07, 3.10 and 3.14 hereof shall survive the Closing Date and shall not terminate until ninety (90) days after the expiration of all applicable statutes of limitations therefor).  The respective period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the “Survival Period”, and the Survival Period shall further be effective with respect to any respective representation or warranty (and a claim for indemnification under Article X hereof may be made thereon) if a written notice asserting the claim shall have been duly given in accordance with Article X hereof within the Survival Period with respect to such matter.  Any claim for indemnification made during the Survival Period shall be a valid claim and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification not withstanding such claim may not be resolved within the Survival Period.  All representations and warranties made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby.

ARTICLE XII

EXPENSES

Except as otherwise set forth herein, and whether or not the transactions contemplated by this Agreement shall be consummated, each party agrees to pay, without right of reimbursement from any other party, the costs incurred by such party incident to the preparation and execution of this Agreement and performance of its obligations hereunder, including without limitation the fees and disbursements of legal counsel, accountants and consultants, including, but not limited to Versailles, employed by such party in connection with the transactions contemplated by this Agreement (“Transactional Expenses”).  Seller represents and warrants that no Transactional Expenses are accrued on any Financial Statements nor will they be, included in the calculation of Net Working Capital or Final Working Capital, rather all of the Seller’s Transactional Expenses shall only be paid from the Seller Purchase Price.

ARTICLE XIII

TERMINATION

13.01 Best Efforts to Satisfy Conditions.  Subject to the provisions of this Agreement, the Buyer and the Seller agree to use their good faith efforts to bring about the satisfaction of their respective conditions specified in Articles VIII and IX hereof.

13.02 Termination.  The obligation to close the transactions contemplated by this Agreement may only be terminated by mutual agreement of the Buyer and the Seller.

ARTICLE XIV

DEFINITIONS OF CERTAIN TERMS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits and Schedules hereto:

14.01 “Accounts Receivable”

 shall have the meaning given such term in Section 1.01(a)(iii) hereof.

14.02 “Agreement”

 shall mean this Asset Purchase Agreement between the Seller and the Buyer including all Exhibits attached to this Agreement and all Schedules referred to in this Agreement which shall be included in that one certain Disclosure Letter delivered to Buyer and all other documents provided pursuant to this Agreement.

14.03 Intentionally Omitted.

14.04 “Assumed Liabilities”

 shall have the meaning given such term in Section 1.04 hereof.

14.05 “Business”

 shall mean the existing businesses and operations of the Seller as of the day before the Closing Date.  For the avoidance of doubt, the existing business of the Seller does not include the original manufacturing of any product whatsoever.

14.06 “Business Day”

 shall mean any day other than a Saturday, Sunday or any other day on which nationally banking institutions in the States of Texas or of New York are authorized by law to close.

14.07 “Buyer”

 shall mean DXP Enterprises, Inc., a Texas corporation.

14.08 “Closing”

 shall mean the transfer by the Seller to the Buyer of the Transferred Assets, the assumption by the Buyer of the Assumed Liabilities and the transfer by the Buyer to the Seller of the other considerations set forth herein, which shall all be deemed to have occurred on the Closing Date.

14.09 “Closing Date”

 shall mean the time and date of the Closing as specified in Article II hereof.

14.10 “Code”

 shall mean the Internal Revenue Code of 1986, as amended from time to time.

14.11 “Contracts and Other Agreements”

 shall have the meaning given such term in Section 1.01(a)(v) hereof and shall mean all purchase orders, leases of equipment, contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases (including of real property), mortgages, franchises, licenses, commitments or other arrangements, understandings, undertakings, obligations, or other engagements whether express or implied, oral or written, to which the Seller is a party or bound.

14.12  “Damages”

 shall mean any and all liabilities, losses, damages, demands, assessments, claims, costs, obligations, deficiencies, judgments and expenses (excluding incidental, punitive and consequential damages), including interest, awards, judgments, penalties, settlements, fines, claims, suits, actions, causes of action, assessments, awards, costs of remediation, diminutions in value, reasonable costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, reasonable  attorneys’ fees and expenses and all fees and expenses of consultants and other professionals).

14.13 “Disclosure Schedule”

 shall mean the disclosure schedule as dated and delivered to the Buyer and updated as set out in Section 15.15.

14.14 “Documents and Other Papers”

 shall have the meaning given such term in Section 1.01(a)(viii) hereof and shall mean and include any document, paper, book, report, record, tape, photograph, budget, forecast, ledger, journal, customer list, supplier list, regulatory filings, operating data, plans, technical documentation, marketing documentation, agreement, instrument, certificate, writing, notice, consent, affidavit, letter, telegram, telex, statement, file, computer disk or file or program, microfilm, microfiche or other document in electronic format, schedule, exhibit or any other paper or record whatsoever.

14.15 “Employment Agreements”

 shall have the meaning given such term in Section 8.06 hereof.

14.16 “Environmental Laws”

 means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and the Asset Conservation, Lender Liability, and Deposit Insurance Act of 1996, 42 U.S.C. §9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S. C. §9601 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. §11001 et seq.; the Clean Air Act of 1966, as amended 42 U.S.C. §7401 et  seq.; the National Environmental Policy Act of 1975, 42 U.S.C. §4321 et seq.; the Rivers and Harbours Act of 1899, 33 U.S.C. §401 et seq.; the Endangered Species Act of 1973, as amended 16 U.S.C. §1531 et seq.; the Occupational Safety and Health Act of 1970, as amended 29 U.S.C. §651 et seq.; and the Safe Drinking Water Act of 1974, as amended 42 U.S.C. §300(f) et seq.; and all rules, regulations and guidance promulgated or published thereunder, and any Laws relating to public health, safety or the environment, including, without limitation, those relating (i) to releases, discharges, emissions or disposals to air, water, land or ground water, (ii) to the use, handling or disposal of polychlorinated biphenyls (PCB’s), asbestos or urea formaldehyde, (iii) to the treatment, storage, disposal or management of Hazardous Substances (including, without limitation petroleum, crude oil or any fraction thereof) and any other solid, liquid or gaseous substance, exposure to which is prohibited, limited or regulated, or may or could pose a hazard to the health and safety of the occupants of the real property of the Company, (iv) to the exposure of persons to toxic, hazardous, or other controlled, prohibited or regulated substances, (v) to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulations, order, injunction, judgment, declaration, notice or demand issued thereunder.

14.17 “Environmental Liabilities”

 shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remedial, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney’s fees and other legal fees, costs of experts, consultants, investigations and feasibility studies, sanctions (a) incurred as a result of any agreement, claim, demand, order, notice, or responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements); or (b) pursuant to any claim by a Governmental Entity or other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or Person pursuant to any Environmental Law, common law or statute.

14.18 “Environmental Permit”

 shall mean any permit, license, approval, registration, identification number or other authorization with respect to the Transferred Assets or the operations or businesses of the Seller under any applicable law, regulation or other requirement of the United States or any other country or of any state, municipality or other subdivision thereof relating to the control of any pollutant or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants or hazardous or toxic materials or wastes.

14.19 “Equipment”

 shall mean all machinery, transportation equipment, tools, equipment, furnishings, furniture, office equipment and fixtures owned, leased or subject to a contract of purchase and sale, or lease commitment by the Seller.

14.20 “ERISA”

 shall mean the Employee Retirement Income Security Act of 1974, and the related regulations, as amended from time to time.

14.21 “Excluded Assets”

 shall have the meaning given such term in Section 1.02 hereof.

14.22 “Facilities”

 shall mean the five (5) real properties and interests in real properties that are leased by Seller and which leases are attached to Schedule 14.22 to the Disclosure Schedule.  Facilities shall include all fixtures, improvements and other appurtenances erected or located on or affixed to all said real property and all interests in said real property.

14.23 “Final Net Working Capital”

 means the Net Working Capital (i) as shown in the Closing Statement, if no Dispute Notice is duly delivered; or (ii) if such a Dispute Notice is delivered, (A) as agreed by Buyer and Seller or (B) in the absence of such agreement, as shown in the Firm’s calculation.  The Final Net Working Capital shall be based on the Net Working Capital as of the close of business on the day before the Closing Date.

14.24 “Financial Statements”

 shall have the meaning given such term in Section 3.06(a) hereof.

14.25 “General Buyer Losses”

 shall have the meaning given such term in Section 10.01 hereof.

14.26 “Governmental Entity”

 shall mean any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government whether foreign, federal, state, county, city or local.

14.27 “Hazardous Materials”

 shall mean any chemical, material, substance or waste that is regulated, classified or otherwise characterized by any Governmental Entity as hazardous under or pursuant to any Environmental Law.

14.28 “Indemnitee”

 shall mean the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Sections 10.01 or 10.03 hereof, as the case may be.

14.29 “Indemnitor”

 shall mean the Person or Persons having the obligation to indemnify pursuant to the provisions of Sections 10.01 or 10.03 hereof, as the case may be.

14.30 Intentionally omitted.

14.31 “Inventories”

 shall have the meaning given such term in Section 1.01(a)(ii) hereof and shall mean all inventories of the Business including wholesale distribution, integrated supplies solutions and general industrial supplies including, but not limited to, abrasives, cutting tools, components, fixturing, machine tool accessories, vending machines, vending machine supplies and other inventories of Seller relating to the Business, wherever situated.

14.32 “Jasco Business”

 shall mean the manufacturing business of Jasco Tools, Inc., Little Rock Tools, Inc., and Jasco Heat Treating, Inc., which business includes the manufacturing and direct sales of its manufactured products as it exists on the day before the Closing Date. For the avoidance of doubt, “Jasco Business” does not include industrial distribution and integrated supply or the Business.

14.33 “Knowledge of Seller”

 means the knowledge, after due inquiry, of the officers and Managers of Seller.

14.34 “Lien”

 shall mean any lien, pledge, claim, charge, mortgage, deed of trust, lease, right of first refusal, security interest or other encumbrance, option, defect or other restriction, limitation or rights of any third Person of any nature whatsoever.

14.35 “Losses”

 shall mean Seller Losses or General Buyer Losses, as the case may be.

14.36 “Managers”

 shall mean John M. Summers.

14.37 “Members”

 shall mean the parties listed in Exhibit “H”.

14.38 “Net Working Capital”

 is the current assets of the Business (excluding cash) reduced by the current liabilities of the Business both determined in accordance with AICPA principles and generally accepted accounting principles as provided for in the Financial Statements.  Exhibit “G” sets forth the parties’ agreement regarding what amounts will be included in the calculation of the Final Net Working Capital of the Seller.  Transactional Expenses shall not be included in the calculation of Net Working Capital.

14.39 “Permits”

 shall have the meaning given such term in Section 1.01(a)(ix) hereof.

14.40 “Permitted Liens”

 shall mean (a) Liens created by this Agreement, (b) Liens for current taxes and assessments not yet due, (c) title of a lessor under an operating lease, (d) inchoate mechanic, materialmen, workmen, repairmen, warehousemen, customer, employee and carriers Liens arising in the ordinary course of business that are not resulting from a breach, default or violation of any contract, agreement or law, (e) zoning, entitlement or other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been violated prior to the Closing Date.

14.41 “Person”

 shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

14.42 “Pre-Closing Obligations”

 shall mean all obligations of the Seller (including indemnification and other contingent obligations) relating to (i) acts, events or omissions by any Person or circumstances existing prior to the Closing Date, (ii) goods or services provided to or for the benefit of the Seller prior to the Closing Date, (iii) goods or services provided by or on behalf of the Seller or any of its licensees prior to the Closing Date, (iv) any pending or threatened litigation or claims made or threatened prior to the Closing Date, (v) any of the matters listed on Schedule 1.05 hereto, (vi) the conduct of the Business, the Seller or operation of the Transferred Assets or any benefit realized by the Seller prior to the Closing Date, (vii) contracts, agreements and other commitments that were required to be scheduled in Schedule 3.05(a) of the Disclosure Statement but were not scheduled and (viii) the employees of the Seller under any contracts, agreements, arrangements or understandings with such employees entered into or existing at or prior to the Closing Date and all other obligations of the Seller with respect to its employees prior to the Closing Date.

14.43 “Proprietary Information”

 shall mean collectively (a) Proprietary Rights and (b) any and all other information proprietary to the Seller, owned, possessed or used by the Seller, whether or not such information is embodied in writing or other physical form, and which is not generally known to the public, that (i) relates to financial information regarding the Seller or the Business, including, without limitation, (x) accounting and inventory systems (y) business plans and (z) sales, financing, pricing and marketing procedures or methods of the Seller or (ii) relates to specific business matters concerning the Seller, including, without limitation, the identity of or other information regarding sales personnel, suppliers or customers of the Seller.

14.44 “Proprietary Rights”

 means all patents, inventions, shop rights, internet domain names, computer programs, databases, compilations, descriptions, flow-charts, accounting and inventory systems, know how, trade secrets, designs, plans, manuals, computer software (including but not limited to CribMaster, Profit 21, Radio Frequency Identification software including Tool Tracking Software, Accu-Cab), specifications, confidentiality agreements, confidential information and other proprietary technology and similar information; all registered and unregistered trademarks, service marks, identifying symbols, logos, emblems, corporate names, trade names and all other trademark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing, that are used in the conduct of the Business.

14.45 “Retained Liabilities”

 shall have the meaning given such term in Section 1.05 hereof.

14.46 “Seller”

 shall collectively mean Kenneth Crosby, LLC, Kenneth Crosby New York, LLC, Kenneth Crosby Southern Tier, LLC and Kenneth Crosby Western New York, LLC, each a New York limited liability company.

14.47 “Seller Purchase Price”

 shall have the meaning given such term in Section 1.03(a) hereof.

14.48 “Subsidiary”

 shall mean, as to a Person or other entity or organization in which such Person owns (directly or indirectly) any equity or other similar corporate interest.

14.49 “Tax Consideration”

 shall have the meaning given such term in Section 1.08(a) hereof.

14.50 “Tax Returns”

 shall mean all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes.

14.51 “Taxes”

 shall mean all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, capital, transfer, inventory, capital stock, license, social security, unemployment, estimated taxes, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto.

14.52 “Third Party Claims”

 shall have the meaning given such term in Section 10.04(b) hereof.

14.53 “Third Party Leases”

 shall have the meaning given such term in Section 7.08 hereof.

14.54 “Trade Payables”

 shall mean those obligations of the Seller relating to the provision of goods and services to the Seller for the conduct of the Business in the ordinary course of business of the Seller that relate to the Transferred Assets and that are classified as Trade Payables in accordance with GAAP and are shown on Seller’s financial statements.

14.55 “Transferred Assets”

 shall have the meaning given such term in Section 1.01(a) hereof.

14.56 “Transferred Employees”

 shall have the meaning given such term in Section 6.01 hereof.

14.57 “Vehicles”

 shall have the meaning given such term in Section 1.01(a)(i) hereof.

ARTICLE XV

MISCELLANEOUS

15.01 Notices.  All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified United States first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

If to the Seller, to:                                 Eugene W. Baldino, CEO
Jasco Family of Companies
1390 Mt. Read Blvd.
Rochester, New York 14606
                                                                                      (V) (585) 254-7000
(F) (585) 254-2655

Copies to:	Kenneth A. Marvald
Vice President & General Counsel
Jasco Family of Companies
1001 Lexington
Rochester, New York 14606
(V) (585) 546-6844
(F) (585) 546-8107

If to the Buyer, to:                                                DXP Enterprises, Inc.
7272 Pinemont
Houston, Texas 77040
Attn:  David R. Little, CEO
(V) (713) 996-4755
(F) (713) 996-6570

Copies to:	Gary A. Messersmith
Looper, Reed & McGraw, P.C.
1300 Post Oak Blvd., Suite 2000
Houston, Texas 77056
(V) (713) 986-7216
(F) (713) 986-7100

or to such other address or facsimile number and to the attention of such other Person(s) as either party may designate by written notice.  Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

15.02 Intentionally omitted.

15.03 Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No party to this Agreement may sell, transfer, assign, pledge or hypothecate its rights, interests or obligations under this Agreement without the prior written consent of the other parties, except that the Buyer may assign its rights to any affiliate of the Buyer.  No assignment of this Agreement or any of the rights, interests or obligations hereof by the Buyer shall relieve the Buyer of its obligations under this Agreement and, upon any such assignment occurring prior to the Closing, the representations, warranties, covenants and agreements contained in this Agreement shall be deemed to have been made by the Buyer’s assignee as well as by the Buyer.

15.04 Successors.  This Agreement shall inure to the benefit of, be binding upon and be enforceable by the parties hereto and their respective successors and assigns.

15.05 Entire Agreement.  This Agreement and the Exhibits and Schedules hereto and the Disclosure Schedule constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersedes all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof.  This Agreement may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of each of the parties hereto.  No action taken pursuant to this Agreement, including without limitation, any investigation by or behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver or any other subsequent breach.  The Schedules referred to in this Agreement are contained in that one certain Disclosure Letter from Seller to Purchaser.  The Disclosure Letter and the Schedules attached thereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

15.06 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to choice of law principles.  The parties submit to the non-exclusive jurisdiction of the courts of the State of Texas or New York.  Venue of any dispute arising out of this Agreement shall be in Houston, Harris County, Texas or Rochester, Monroe County, New York.

15.07 Waiver.  The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

15.08 Severability.  If any term or other provision of this Agreement is invalid, illegal, incapable of being enforced by any law or public policy, prohibited or unenforceable all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

15.09 No Third Party Beneficiaries.  Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties hereto and their respective legal representatives, successors and assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.

15.10 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together shall constitute one and the same Agreement.  Any signature hereto delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

15.11 Headings.  Each statement set forth in the Disclosure Schedule with respect to a particular section herein shall be deemed made solely with respect to such section and not with respect to any other section hereof unless specifically set forth in the Disclosure Schedule as also being made with respect to such other section.  The headings of the Articles and sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

15.12 Negotiated Transaction.  The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

15.13 Negotiation with Others.  The Seller agrees that from the date hereof until the Closing Date or the termination of this Agreement pursuant to Article XIII, it will not, directly or indirectly, negotiate with any Person not a party hereto or not affiliated with a party hereto with respect to a merger, consolidation, asset purchase or any similar transaction with any such Person regarding the Business or the Transferred Assets.

15.14 Prevailing Party.  In the event there is any legal action commenced to enforce or interpret this Agreement, the prevailing party shall be entitled to collect all reasonable costs incurred from the other party, including but not limited to court costs, expert witness fees and attorneys’ fees.

15.15 Disclosure Schedules.  Seller certifies the accuracy of the Disclosure Schedules and the material disclosures required on the date shown thereon or the date of this Agreement if no other date is shown on the respective Disclosure Schedule.  Seller will immediately update the respective Disclosure Schedule in the event of a material change in the information provided in such Disclosure Schedule.  The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify the interpretation of the information contained in the Schedules or this Agreement.

750365.7

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER:

KENNETH CROSBY, LLC
By: /s/John M. Summers
Name: John M. Summers
Title: Manager

KENNETH CROSBY NEW YORK, LLC
By: /s/John M. Summers
Name: John M. Summers
Title: Manager

KENNETH CROSBY SOUTHERN TIER, LLC
By: /s/John M. Summers
Name: John M. Summers
Title: Manager

KENNETH CROSBY WESTERN NEW YORK, LLC
By: /s/John M. Summers
Name: John M. Summers
Title: Manager

BUYER

DXP ENTERPRISES, INC.
By: /s/David R. Little
Name: David R. Little
Title: CEO

750365.7

EXHIBIT A

Form of General Conveyance, Transfer, Assignment & Assumption

This General Conveyance, Transfer, Assignment and Assumption (“Agreement”) effective October _____, 2011 is between KENNETH CROSBY, LLC, KENNETH CROSBY NEW YORK, LLC, KENNETH CROSBY SOUTHERN TIER, LLC, and KENNETH CROSBY WESTERN NEW YORK, LLC, each a New York limited liability company (“Assignor”) and DXP ENTERPRISES, INC., a Texas corporation (“Assignee”).

RECITALS

WHEREAS, Assignor and Assignee have entered into an Asset Purchase Agreement dated as of October ____, 2011 (the “Purchase Agreement”) providing, among other things, for the sale by Assignor and the purchase by Assignee of the Transferred Assets (as defined therein); and

WHEREAS, in order to effectuate the sale and purchase of the Transferred Assets, Assignor is executing and delivering this Agreement to Assignee.

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby acts and agrees as follows:

1.           Conveyance of Transferred Assets.  Subject to Paragraph 2 hereof, effective as of the [Effective] Closing Date Assignor hereby SELLS, CONVEYS, TRANSFERS, ASSIGNS, GRANTS, BARGAINS and DELIVERS unto Assignee and its successors and assigns, forever, all of the following assets, rights and properties (collectively, the “Transferred Assets”):

Assignor’s entire right, title and interest in, to and under the Business, as a going concern, and all assets (except the Excluded Assets) owned or leased and used by the Assignor in connection with or arising out of the Business of every type and description, real or personal, tangible and intangible, wherever located and whether or not reflected on the books and records of the Assignor, including, but not limited to:

(i)	all tangible personal property, including but not limited to the Equipment, and vehicles;

(ii)	all Inventories;

(iii)	all Accounts Receivable;

(iv)
to the extent assignable, the Proprietary Information, including but not limited to the name “Kenneth Crosby, Kenneth Crosby New York, Kenneth Crosby Southern Tier and Kenneth Crosby Western New York” or any derivative thereof, and the names of the customers and suppliers of the Business;

(v)	to the extent assignable, all Contracts and Other Agreements;

(vi)	intentionally omitted;

(vii)	to the extent assignable, all prepaid expenses, deposits and similar assets of Seller, but specifically excluding pre-paid insurance;

(viii)	the Documents and Other Papers;

(ix)	to the extent assignable, all Permits;

(x)	all supplies and computer equipment;

(xi)	all rights to third-party property and casualty insurance proceeds to the extent receivable in respect of the property or assets that would otherwise be Transferred Assets; and

(xii)	any other intangible assets of Assignor associated with Transferred Assets and the Business.

2.           Excluded Assets.  It is specifically understood and agreed that this Agreement and the term “Transferred Assets” as used herein do not cover or include the Excluded Assets.

3.           Assumption.  Assignee hereby assumes and agrees to perform all of the terms, conditions, covenants and obligations of Assignor of the Assumed Liabilities (as defined in the Purchase Agreement) only in accordance with the provisions of the Purchase Agreement and Assignee does not assume or agree to pay, perform, discharge or be responsible for any other obligations or liabilities of Assignor.

4.           Defined Terms.  All capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement.

5.           Counterparts.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one assignment.

6.           Further Assurances.  From time to time, as and when reasonably requested by Assignee, Assignor shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Agreement.

7.           Controlling Agreement.  It is contemplated that Assignor may, at any time or from time to time, execute, acknowledge and deliver one or more separate instruments of assignment and conveyance relating to certain of the Transferred Assets.   Neither this Agreement nor any such separate instrument of assignment or conveyance shall limit or enlarge the scope and effect of the Purchase Agreement.  In the event that any conflict or ambiguity exists as between the Purchase Agreement and this Agreement or any such separate instrument of assignment, the terms and provisions of the Purchase Agreement shall govern and be controlling.

8.           Governing Law.  The validity of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts-of-law rule or principle which might refer same to another jurisdiction.

9.           Successors and Assigns.  This Agreement shall bind Assignor and its successors and assigns and inure to the benefit of Assignee and its successors and assigns.

10.           Descriptive Headings.  The descriptive headings of the several Paragraphs, subparagraphs and clauses of this Agreement were inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

ASSIGNOR:
KENNETH CROSBY, LLC

By:           ____________________________________
Name:           ______________________________
Title:           ______________________________

KENNETH CROSBY NEW YORK, LLC

By:	___________________________________
Name:	_____________________________
Title:           _____________________________

KENNETH CROSBY SOUTHERN TIER, LLC

By:	___________________________________
Name:	_____________________________
Title:	_____________________________

KENNTH CROSBY WESTERN NEW YORK, LLC

By:	____________________________________
Name:	______________________________
Title:           ______________________________

ASSIGNEE:
DXP ENTERPISES, INC.

By:           ____________________________________
Name:           ______________________________
Title:           ______________________________

A-
750365.7

EXHIBIT B

Form of Employment Agreement

This Employment Agreement (the “Agreement) by and between DXP ENTRPRISES, INC., a Texas corporation (the “Company”), and ___________________ (the “Executive”) is entered into this _____ day of October, 2011 (“the Effective Date”):

RECITALS

A.	The Company desires to employ Executive in the capacity set forth on Exhibit “A”, pursuant to the provisions of this Agreement; and

B.	The Executive desires employment as an employee of the Company pursuant to the provisions of this Agreement.

ARTICLE I.
TERMS OF EMPLOYMENT

1.1           Employment. The Company hereby employs the Executive for and during the term hereof in the position set forth on Exhibit “A”.  The Executive hereby accepts employment under the terms and conditions set forth in this Agreement.

1.2           Duties of Executive.  The Executive agrees to devote the Executive’s best efforts, abilities, knowledge, experience and full business time to the faithful performance of the duties, responsibilities, and authorities which may be assigned to the Executive.  Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive’s performance of Executive’s duties hereunder, or is contrary to the interests of the Company.  Executive shall at all times comply with and be subject to such reasonable policies and procedures as the Company may establish from time to time, which will be customary within Company’s industry.  Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would injure Company’s business, its interests, or its reputation.

1.3           Term.  This Agreement is entered into in connection with that one certain Asset Purchase Agreement, by and among, Employer, Kenneth Crosby, LLC, Kenneth Crosby New York, LLC, Kenneth Crosby Southern Tier, LLC, and Kenneth Crosby Western New York, LLC (“Seller”) and their respective Members and shall become effective only upon the Effective Date and shall continue in force and effect for a period of two (2) years unless sooner terminated as provided in Section 2.1 hereof.  Unless this Agreement is terminated before the end of its initial term, the term hereof shall be automatically extended for successive monthly terms, unless terminated prior to the expiration of any one monthly term.  Except as set out herein, this Agreement may only be renewed or extended by written agreement executed by the Company and the Executive pursuant to mutually acceptable terms and conditions.

1.4           Compensation. The Company shall pay the Executive, as “Compensation” for services rendered by the Executive under this Agreement the following Guaranteed Base plus bonus/commission, if any.

(a)           Guaranteed Base: An annual base salary amount as set forth on Exhibit “A”, prorated for any partial period of employment (“Guaranteed Base”).  Such Guaranteed Base shall be paid in installments in accordance with the Company’s regular payroll practices, but not less frequently than bi-weekly.

(b)           Bonus/Commission:  A bonus/commission, if any, only as set forth in Exhibit “A”.

1.5           Employment Benefits.  In addition to the Guaranteed Base payable to the Executive hereunder, the Executive shall be entitled to the following benefits:

(a)           Employment Benefits. As an employee of the Company, the Executive shall participate in and receive all benefit plans and programs made available by the Company, as may be in effect from time to time, upon satisfaction by the Executive of the eligibility requirements therefore.

(b)           Working Facilities.  During the term of this Agreement, the Company shall provide, at its expense, furniture, equipment, supplies and personnel as shall be adequate for the Executive’s use in performing Executive’s duties and responsibilities under this Agreement.

(c)           Business Expenses.  The Company shall pay or reimburse for all business related expenses (as defined by the Internal Revenue Code) incurred in connection with the performance of Executive duties.  The approval and payment of such expenses shall be in accordance with the Company’s regular practices.

(d)           Vacation.  Executive shall be entitled to the vacation in accordance with the Company’s employee manual.

(e)           Limitations.  Company shall not by reason of Articles 1.4 and 1.5 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered executives similarly situated.  Executive’s employment is also subject to the terms and conditions of the Company’s employee manuals; provided however to the extent the Company’s employee manuals and this Agreement conflict, this Agreement shall control.

ARTICLE II.
TERMINATION

2.1           Termination. Notwithstanding anything herein to the contrary, this Agreement and the Executive’s employment hereunder may be terminated without any breach of this Agreement at any time during the term hereof by reason of and in accordance with the following provisions:

(a)           Death. If the Executive dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate as of the date of the Executive’s death, and the Company shall have no further liability hereunder to the Executive or Executive’s estate, except to the extent set forth in Section 2.2(a) hereof.

(b)           Disability. If, during the term of this Agreement, the Executive shall be incapable of performing the Executive’s duties hereunder, for a period of not less than ninety (90) consecutive days or an aggregate of one hundred twenty (120) days during any period of twelve (12) consecutive calendar months, by reason of becoming Disabled as hereinafter defined, the Company may terminate this Agreement immediately upon written notice to the Executive without any further liability hereunder to the Executive, except as set forth in Section 2.2(b) hereof.  For purposes of this Agreement, the Executive shall be deemed “Disabled” when the Company, upon the written report of a qualified physician designated by the Company, shall have reasonably determined that the Executive has become mentally, physically and/or emotionally incapable of performing Executive’s duties and services under this Agreement.

(c)           Termination by the Company for Cause.  Prior to the expiration of the term of this Agreement, the Company may discharge the Executive for cause and terminate this Agreement immediately upon written notice to the Executive without any further liability hereunder to the Executive, except to the extent set forth in Section 2.2(c) hereof.  For purposes of this Agreement, a “discharge for cause” shall mean termination of the Executive upon written notice to the Executive limited, however, to one or more of the following reasons:

(1)           Conviction of the Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude;

(2)           The Executive’s continued failure or refusal to comply with any of the Company’s policies, standards, and regulations, which from time to time may be established after not less than thirty (30) days prior written notice and the failure of Executive to cure or cease such failure, refusal or breach as determined, in good faith, by the Company;

(3)           The Executive’s engaging in conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or conduct that is unprofessional, unethical, or detrimental to the reputation, character or standing of the Company in a material way; or

(4)           The Executive’s continued failure to faithfully and diligently perform the duties required hereunder or to comply with the provisions of this Agreement after not less than thirty (30) days prior written notice and the failure of Executive to cure or cease such failure, refusal or breach as determined, in good faith, by the Company.

(d)           Termination by the Company with Notice. The Company may terminate this Agreement at any time, for any reason, other than as set forth in Subparagraphs (a), (b) or (c) of this Section 2.1, with or without cause, in the Company’s sole discretion, upon fifteen (15) days prior written notice to the Executive without any further liability hereunder to the Executive, except to the extent set forth in Section 2.2(d) hereof.

(e)           Termination by the Executive for Good Reason.  The Executive may terminate this Agreement at any time for Good Reason (as hereinafter defined) in which event the Company shall have no further liability hereunder to the Executive, except to the extent set forth in Section 2.2(e) hereof. For purposes of this Agreement, the term “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following circumstances:

(1)           The Company’s failure to pay the Executive the Compensation pursuant to the terms of this Agreement that has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company;  or

(2)           Any failure by the Company to comply with any material provision of this Agreement, including without limitation Section 2.3 of this Agreement, that has not been reasonably cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company.

(f)           Termination by the Executive with Notice.  The Executive may terminate this Agreement for any reason, in the Executive’s sole discretion other than Good Reason, by giving the Company fifteen (15) days prior written notice, in which event the Company shall have no further liability hereunder to the Executive, except to the extent set forth in Section 2.2(f) hereof.

2.2           Compensation upon Termination.

(a)           Death. In the event the Executive’s employment hereunder is terminated pursuant to the provisions of Section 2.1(a) hereof due to the death of the Executive, the Company shall have no further obligation to the Executive or Executive’s estate, except to pay to the Executive’s spouse, or if none, to the estate of the Executive any accrued, but unpaid, Guaranteed Base and any vacation or sick leave benefits, which have accrued as of the date of death, but were then unpaid or unused and unpaid business expenses and a full monthly Guaranteed Base.  Any amount due the Executive hereunder shall be paid in a cash lump sum on the next regular and usual date for payment of wages, but no later than thirty (30) days after the death of the Executive.

(b)           Disability.  In the event the Executive’s employment hereunder is terminated pursuant to the provisions of Section 2.1(b) hereof due to Disability of the Executive, the Company shall be relieved of all of its obligations under this Agreement, except to pay the Executive any accrued, but unpaid Guaranteed Base, and vacation or sick leave benefits, which have accrued as of the date on which such Disability is determined, but then remains unpaid and unpaid business expenses.  The provisions of the preceding sentence shall not affect the Executive’s rights to receive payments under the Company’s disability insurance plan, if any.  Any amount due the Executive hereunder shall be paid in a cash lump sum on the next regular and usual date for payment of wages, but no later than thirty (30) days after the termination of the Executive’s employment hereunder.

(c)           Termination by the Company for Cause. In the event the Executive’s employment hereunder is terminated by the Company for Cause pursuant to the provisions of Section 2.1(c) hereof, the Company shall have no further obligation to the Executive under this Agreement except to pay the Executive any accrued, but unpaid, Guaranteed Base and any vacation or sick leave benefits, which have accrued as of the date of termination of this Agreement, but were then unpaid or unused and unpaid business expenses.  Any amount due the Executive hereunder shall be paid in a cash lump sum on the next regular and usual date for payment of wages, but no later than thirty (30) days after the termination of the Executive’s employment hereunder.

(d)           Termination by the Company with Notice.  In the event the Executive’s employment hereunder is terminated by the Company pursuant to the provisions of Section 2.1(d) hereof, the Executive shall be entitled to receive (i) any accrued, but unpaid, Guaranteed Base and any vacation or sick leave benefits, which have accrued as of the date of termination of this Agreement, but were then unpaid or unused and unpaid business expenses, and (ii) an amount payable in accordance with the Company’s regular payroll periods equal to the greater of Executive’s full monthly Guaranteed Base payable for three (3) months or the remainder of the then existing term of this Agreement.  Any amount due the Executive under (i) of this Section shall be paid in a cash lump sum on the next regular and usual date for payment of wages, but no later than thirty (30) days after the termination of the Executive’s employment hereunder.

(e)           Termination by the Executive for Good Reason.  In the event this Agreement is terminated by the Executive pursuant to the provisions of Section 2.1(e) hereof, the Executive shall be entitled to receive (i) any accrued, but unpaid, Guaranteed Base and any vacation or sick leave benefits which have accrued as of the date of termination of the Agreement, but were then unpaid or unused and unpaid business expenses and (ii) an amount equal to Executive’s full monthly Guaranteed Base payable hereunder for the greater of three (3) months or the remainder of the then existing term of this Agreement payable in accordance with the Company’s regular payroll periods.  Any amount due the Executive under (i) of this Section shall be paid in a cash lump sum on the next regular and usual date for payment of wages, but no later than thirty (30) days after the termination of the Executive’s employment hereunder.

(f)           Termination by the Executive with Notice.  In the event the Executive’s employment hereunder is terminated by the Executive pursuant to the provisions of Section 2.1(f) hereof, all future compensation to which Executive is entitled and all future benefits for which Executive is eligible shall cease and terminate as of the date of termination.  Executive shall be entitled to any accrued, but unpaid or unused, Guaranteed Base, vacation or sick leave benefits and unpaid business expenses through the date of termination.  Any amount due the Executive hereunder shall be paid in a cash lump sum on the next regular and usual date for payment of wages, but no later than thirty (30) days after the termination of Executive’s Employment hereunder.

(g)           Termination of Obligations of the Company Upon Payment of Compensation. Upon payment of the amount, if any, due the Executive pursuant to the preceding provisions of this Article II, the Company shall have no further obligation to pay wages to the Executive under this Agreement.

ARTICLE III.

PROTECTION OF INFORMATION AND NON-COMPETITION
AND NON-SOLICITATION

3.1           Company’s Agreements.  Immediately upon execution of this Agreement and continuing thereafter during the course of Executive’s employment by Company, Company agrees: (i) to provide Executive with access to its Trade Secrets and Confidential Information (as defined herein); (ii) to provide Executive with continuing training, development and education; and (iii) to provide Executive with Trade Secrets and Confidential Information about, and the opportunity to develop relationships with, Company’s employees, customers and customer’s employees and agents.

3.2           Protective Covenants. The Executive recognizes that Executive’s employment by the Company is one of the highest trust and confidence because (i) the Executive will become fully familiar with all aspects of the Company’s business during the term of this Agreement, (ii) certain information of which the Executive will gain knowledge during Executive’s employment is proprietary and confidential information which is special and peculiar value to the Company, and (iii) if any such proprietary and confidential information were imparted to or  became known by any person, including the Executive, engaging in a business in competition with that of the Company, hardship, loss or irreparable injury and damage could result to the Company, the measurement of which would be difficult if not impossible to ascertain.  The Executive acknowledges that the Company has developed unique skills, concepts, designs, marketing programs, marketing strategy, business practices, methods of operation, trademarks, licenses, hiring and training methods, financial and other confidential and proprietary information concerning its operations and expansion plans, price lists, pricing policies, pricing contracts, rebate programs, sales and operating procedures, methods and techniques, management methods, operating techniques and capabilities, training manuals and procedures, marketing and development plans, financial and accounting data, information technology and computer systems (“Trade Secrets”).  Confidential Information, as used in this Agreement, includes, but is not limited to, the Company’s written, oral, electronic and visual information relating to (1) lists of, and all information about, each person or entity to which Company has sold Products or has provided services of any kind, or with which Company has entered into an agreement, or made a sale of any kind, including both current and prospective (all of which are hereinafter collectively referred to as “Customers” or individually as “Customer”); (2) all the Customers’ contact information, which includes information about the identity and location of individuals with decision-making authority and the particular preferences, needs or requirements of the Customer, or such individual, with respect to quantities, transportation or delivery of Products, or particular needs or requirements of Customers based on geographical, economic or other factors;  (3) all of  Company’s pricing and formulas, methodologies, practices and systems, including those based upon particular Customers, particular quantities, or based on geographic, seasonal, economic or other factors, including all information about the price, terms, quantities or conditions of products or services sold or furnished by  Company to its Customers; (4) financial information or any kind relating to sales and purchase histories, trend information about the growth or shrinking of a particular Customer’s needs, purchases or requirements; profit margins or markups or rebate programs, as well as all information about the costs and expenses which  Company incurs to provide products or services to its Customers; (5) Company’s procedures, forms, methods, and systems for marketing to Customers and potential customers including all of its Customer development techniques and procedures, including training and other internal manuals, forms and documents; (6) technical information about Company or any of its Customers or suppliers, including information about computer programs, source codes, object codes, or software, data bases, data, equipment, systems or procedures; (7) financial information of any kind about Company or its operations; and (8) all information about Company’s employees, including their addresses and phone numbers, pay rates, benefits and compensation packages or history.  Therefore, the Executive agrees that it is necessary for the Company to protect its business from such damage, and the Executive further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both the Executive and the Company, to protect the Company against such damage and shall apply to and be binding upon the Executive as provided herein:

(a)           Trade Secrets/Confidential Information.  The Executive recognizes that Executive’s position with the Company is one of the highest trust and confidence by reason by of the Executive’s access to and contact with certain Trade Secrets and Confidential Information of the Company.  The Executive agrees and covenants to use Executive’s best efforts and exercise utmost diligence to protect and safeguard the Trade Secrets of the Company.  The Executive further agrees and covenants that, except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, the Executive shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for the Executive’s own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, any Trade Secret (whether or not acquired, learned, obtained, or developed by the Executive alone or in conjunction with others) of the Company and Confidential Information.  All correspondence, memoranda, notes, records, drawings, documents, files, mailing or contact lists, personnel lists or files, computer software or programs or files or other documents, programs or writings whatsoever made, compiled, acquired, or received by the Executive during the term of this Agreement related to Executive’s employment or performance hereunder, arising out of, in connection with, or related to any business of the Company, including, but not limited to, Trade Secrets and Confidential Information, are, and shall continue to be, the sole and exclusive property of the Company, and shall, together with all copies thereof and all advertising literature, be returned and delivered to the Company by the Executive immediately, without demand, upon the termination of this Agreement, or at any time upon the Company’s demand.

(b)           Restriction on Soliciting Employees of the Company.  The Executive covenants that during the term of this Agreement and for the non-solicitation period set forth on Exhibit “A” (“Non-Solicitation Period”) following the termination of this Agreement, Executive will not, either directly or indirectly, call on, solicit, employ, caused to be hired or take away, or attempt to call on, solicit, induce, employ, caused to be hired or take away any employee contractor, consultant, agent or representative, who has worked for the Company at any time within one (1) year of the date of Executive’s termination from the Company, either for Executive or for any other person, firm, corporation or other entity.  Further, Executive shall not induce any employee of the Company to terminate Executive’s employment with the Company during the term of this Agreement or during the Non-Solicitation Period.  Notwithstanding anything to the contrary contained herein, general solicitations of employment by means of newspaper, periodical or trade publication advertisements not directed at employees of the Company shall not constitute a violation of this provision.

(c)           Covenant Not to Compete/Restriction on Soliciting Customers.  The Executive hereby covenants and agrees that during the term of this Agreement and for the one year after the termination of this Agreement, Executive will not without the prior written consent of the Company, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder (other than through ownership of publicly-traded capital stock of a corporation which represents less than five percent (5%) of the outstanding capital stock of such corporation), corporate officer, director, investor, financier or in any other individual or representative capacity, engage or participate or seek employment or accept employment with any business competitive with the business conducted by the Company within any county where the Company has physical operations and in any county contiguous to such county or is making an active effort to do business at the time of the execution of this Agreement.  Additionally, Executive agrees and covenants, during the term of this Agreement and for the Non-Solicitation Period, not to, either directly or indirectly, call on, solicit, induce or take away, or attempt to call on, solicit, induce, take away, service or accept business from any customer of the Company (as of the date of termination of this Agreement) or induce, request or advise any such customer to terminate its relationship with the Company or request, induce or advise any customer of the Company to withdraw, curtail, modify or cancel their business with the Company.  Further, during the term of this Agreement and the Non-Solicitation Period, Executive agrees and covenants not to use for Executive’s benefit or for the benefit of another or to disclose, disseminate, distribute, divert, attempt to divert, take advantage of or attempt to take advantage of any actual or potential business opportunity of the Company, which the Executive became aware of in the performance of this Agreement.

(d)           Survival of Covenants.  Each covenant of the Executive set forth in this Article III shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of said covenant.

(e)           Remedies.  In the event of breach or threatened breach by the Executive of any provision of this Article III, the Company shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach, violation or threatened breach or violation.  The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

(f)  Limitations.  The obligations of confidentiality regarding Trade Secrets shall not apply if (i) it was in the public domain prior to disclosure, (ii) such disclosure comes into the public domain through no fault of the Executive, or (iii) such disclosure is required by law or compelled by court order.

The Executive hereby acknowledges that the Executive’s agreement to be bound by the protective covenants set forth in this Article III was a material inducement for the Company entering into this Agreement and agreeing to pay the Executive the compensation and benefits set forth herein.  Further, Executive understands the foregoing restrictions may limit Executive’s ability to engage in certain businesses during the period of time provided for, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.

ARTICLE IV.
GENERAL PROVISIONS

4.1           Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered, on the date delivered via overnight delivery service or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, addressed to the respective parties as follows:

If to the Executive:	As set forth in Exhibit “A”

If to the Company:                DXP Enterprises, Inc.
7272 Pinemont
Houston, Texas  77040
ATTN:  David R. Little

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

4.2           Severability. If any provision contained in this Agreement is determined by a court of competent jurisdiction or an arbitrator pursuant to Section 5 below to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.  If the restrictions contained in Article III are found by a court to be unreasonable or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for said restrictions to be “blue penciled” by said court so as to be reasonable and enforceable and, as so modified, to be fully enforced.

4.3           Waiver Modification, and Integration.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This instrument contains the entire agreement of the parties concerning employment and supersedes all prior and contemporaneous representations, understandings and agreements (including but not limited to any initial employment or independent contractor agreement) either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and all such prior or contemporaneous representations, understandings and agreements, both oral and written, are hereby terminated.  This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto.

4.4           Binding Effect. This Agreement shall be binding and effective upon the parties and their respective heirs, executors and successors.  Neither party shall assign this Agreement without the prior written consent of the other party.

4.5           Governing Law. The parties intend that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to principles of conflicts of law.

4.6           Representation of Executive. The Executive hereby represents and warrants to the Company that the Executive has not previously assumed any obligations inconsistent with those contained in this Agreement.  The Executive further represents and warrants to the Company that the Executive has entered into this Agreement pursuant to Executive’s own initiative and that this Agreement is not in contravention of any existing commitments.  The Executive acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of the Executive.

4.7           Counterpart Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

4.8           Company.  For the purposes of this Agreement, Company shall include any parent, subsidiary division of the Company, or any entity, which directly or indirectly, controls, is controlled by, or is under common control with the Company.

4.9    Executive.  Executive represents to the Company and agrees that Executive:  (i) was specifically advised to and fully understands Executive’s rights to discuss all aspects of this Agreement with an attorney and Executive has been represented by counsel regarding this Agreement, and (ii) has carefully read and fully understands the provisions of this Agreement.

ARTICLE V.
ARBITRATION

5.1           Resolution of Disputes.  In the event any dispute(s) arises between the parties with respect to the terms and provisions of this Agreement (a “Dispute”), the parties shall cooperate in good faith to resolve the Dispute(s). If the parties cannot resolve the Dispute(s) between themselves within ten (10) days after written notice of activation of the terms of this Article V, each party shall, within seven (7) days after the expiration of said 10 day period, select a mediator and shall notify the other party of such selection. The mediators shall have thirty (30) days from the expiration of said 7 day period to resolve the Dispute(s).  If a resolution of the Dispute(s) does not occur through said mediation within said 30 days, the Dispute(s) shall be resolved by binding arbitration.

5.2           Arbitration. In the event any Dispute cannot be resolved through mediation the parties agree to submit such dispute(s) to binding non-appealable arbitration within ten (10) days from the expiration of the thirty (30) day period set out in Section 5.1.  Any such arbitration arising hereunder shall be conducted in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect including the rules governing employment disputes.  Each party hereby submits itself to personal jurisdiction in Houston, Texas, for the purpose of such arbitration proceedings.  Within fifteen (15) days from submitting the Dispute(s) to arbitration each party shall select its arbitrator.  Then within twenty (20) days after said 15 days the two arbitrators shall select a third arbitrator.  The three arbitrators shall have their first meeting within twenty (20) days after the selection of the third arbitrator.  The arbitrators shall reach a final decision within one hundred eighty (180) days of their first meeting.  The costs of arbitration shall be borne equally by the parties, except each party shall be responsible for such party’s own arbitrator’s and attorneys’ fees.
ARTICLE VI.
CONFIDENTIALITY

6.1           Confidentiality.  This Agreement is confidential, and the substance may be disclosed only as mutually agreed by the parties or as may be required by law.

DXP Enterprises, Inc.

By:

EXECUTIVE:

__________________________________________

B-
750365.7

EXHIBIT “A” TO
EMPLOYMENT AGREEMENT

Name:

Position:	Vice President

Guaranteed Base:	_________________________ and No/100 Dollars ($_________.00).

Bonus/commission:
An annual bonus based on a bonus plan for similarly situated employees of the Company.  Such bonus plan may be revised, modified or changed by the Company prior to the commencement of each annual bonus period.

Non-Solicitation Period:                                           Two (2)  years.

Home Address:

B-
750365.7

EXHIBIT C

Form of Landlord Consent to Assignment and Estoppel Certificate

_________________, 2011

To:	________________________ (“Tenant”)
________________________
________________________
Attn: ___________________

and

DXP Enterprises, Inc., and its successors and assigns (“DXP”)
7272 Pinemont
Houston, Texas 77040
Attn: David R. Little

Re:
______________________________________ (the “Lease”) dated ____________., _____ by and between ____________________________, as lessor (“Landlord”) and Tenant with respect to the premises located at ______________________________ (the “Premises”).

Ladies and Gentlemen:

Tenant and DXP are contemplating entering into an Asset Purchase Agreement by and among Tenant, the shareholders of Tenant and DXP (the “Purchase Agreement”) whereby, among other things, Tenant will sell its business and assets to DXP and, in connection therewith, will assign, transfer and convey to DXP the Lease (the “Assignment”).

This Landlord Consent to Assignment and Estoppel Certificate (this “Certificate”) is furnished by Landlord at the request and for the benefit of Tenant and DXP in connection with the transactions contemplated by the Purchase Agreement, and Landlord acknowledges that Tenant and DXP are contemplating entering into the Purchase Agreement, as well as certain other agreements, in reliance upon Landlord’s statements made herein.

Landlord hereby represents, warrants, certifies and agrees to the following, as of the date hereof:

1.           The Lease has not been amended or modified in any way, other than any amendments set out on the attached Exhibit A, nor are there any side letters or other arrangements relating to the Premises.  A true, complete and correct copy of the Lease, including any and all amendments, is attached to this Certificate as Exhibit A.

2.           Landlord’s interest under the Lease has not been assigned.

3.           The Lease is presently in full force and effect and is the valid and binding obligation of Landlord, enforceable in accordance with its terms.

4.           Neither Tenant nor Landlord is in default under the Lease nor does any state of facts exist which with the passage of time or the giving of notice, or both, could constitute a default under the Lease.

5.           Tenant is in possession of the Premises and is fully obligated to pay and is paying the rent and other charges due under the Lease and is fully obligated to perform and, to Landlord’s best knowledge, is performing all of the other obligations of Tenant under the Lease.

6.           The commencement date of the term of the Lease is _____________, ____ and the termination date of the existing term of the Lease is ___________, _____.

7.           There are no existing defenses which Landlord has against the enforcement of the Lease by Tenant.

8.           The base rent, common area and operating charges being paid under the Lease is currently $_________ per month ($____________ per annum).  No rent has been paid more than one (1) month in advance of the due date.  No security deposit is being held by Landlord.

9.           No parties have guaranteed the payment or performance of any of Tenant’s obligations under the Lease.

10.           There are no actions, whether voluntary or otherwise, pending or threatened against Landlord pursuant to the bankruptcy or insolvency laws of the United States or any similar state laws.

11.           To Landlord’s knowledge, there are no outstanding notices of violations relating to the failure of the Premises to comply with any laws.

12.           Landlord hereby consents to the Assignment as required by Section ___ of the Lease, and agrees and acknowledges that the Assignment does not constitute a default or breach of any provision under the Lease or give rise to any right of termination of the Lease by the Landlord.  Landlord further waives and releases Tenant from any obligations or conditions set forth in the Lease that would otherwise be triggered solely by virtue of the Assignment.  Landlord further agrees that Tenant shall not have any obligation or liability under the Lease after 11:59:59 p.m., New York, New York time, on October ____, 2011, which is the effective time of the closing of the transactions contemplated by the Purchase Agreement (the “Effective Time”) except for (a) any obligation that Tenant was required to perform under the Lease prior to the Effective Time and (b) any obligation of Tenant under the Lease that exists prior to the Effective Time as a result of Tenant’s breach of the Lease prior to the Effective Time, even though such breach is not known or discovered until after the Effective Time; any other obligations arising under the Lease on or after the Effective Time with respect to the period from and after the Effective Time shall be the obligations of DXP.

13.           Landlord acknowledges that the Assignment and this Certificate will be effective as of the Effective Time and, if the transactions contemplated by the Purchase Agreement are not consummated, the Assignment and this Certificate will be null and void.

14.           The representative of the Landlord who executes this Certificate on its behalf is duly authorized to do so.  This Certificate shall inure to the benefit of Tenant and DXP and their respective successors and assigns.

[Signatures on Following Page]

C-
750365.7

Executed as an instrument under seal as of the date set forth above.

LANDLORD:

____________________________________

By:
Printed Name:
Title:

TENANT:

By:
Printed Name:
Title:

DXP:

DXP ENTERPRISES, INC.

By:
Printed Name:
Title:

C-
750365.7

Exhibit A
Lease (see attached)

C-
750365.7

EXHIBIT D

Form of Escrow Agreement

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of October __, 2011, by and among DXP ENTERPRISES, INC., a Texas corporation (“Buyer”), KENNETH CROSBY, LLC, KENNETH CROSBY NEW YORK, LLC, KENNETH CROSBY SOUTHERN TIER, LLC, and KENNETH CROSBY WESTERN NEW YORK, LLC, each a New York limited liability company (collectively, the “Seller” and together with Buyer, sometimes referred to individually as “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association, as Escrow Agent (the “Escrow Agent”).

BACKGROUND

A.           Buyer, the Seller, and the Shareholders (as defined in the Purchase Agreement) are parties to an Asset Purchase Agreement, dated as of October __, 2011 (the “Purchase Agreement”), pursuant to which Buyer will acquire the Business, Transferred Assets and Assumed Liabilities of the Seller.

B.           The parties desire to establish an escrow account on the terms and conditions set forth herein.  Initially Buyer, pursuant to Sections 1.03(a) and 10.04 of the Purchase Agreement, shall deposit the Escrow Amount with the Escrow Agent to be held in escrow.  The Escrow Amount, Escrow Earnings (as hereinafter defined) are collectively referred to as the “Escrow Deposit”).  The “Escrow Amount” is immediately available funds in the sum of One Million Two Hundred Thirty Seven Thousand Five Hundred AND 00/100 Dollars ($1,237,500.00).

C.           The parties hereto desire to appoint the Escrow Agent to receive, hold and invest and reinvest (as applicable) the Escrow Deposit, together with any interest or other income earned thereon (“Escrow Earnings”), and to disburse the Escrow Deposit, in accordance with the terms set forth herein.  The Escrow Agent has agreed to act as such upon the terms, covenants and conditions hereinafter set forth.

D.           A material condition to the consummation of the transactions contemplated by the Purchase Agreement is that the parties hereto enter into this Agreement.

E.           The Parties acknowledge that three of the four entities which are collectively referred to as Seller intend to dissolve prior to the termination of this Agreement.

AGREEMENT

In consideration of the mutual representations, warranties and covenants contained herein, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

1.           Defined Terms.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement. As between Buyer and the Seller, the provisions of the Purchase Agreement are hereby incorporated herein by reference, but only as the context of this Agreement may require.  The Escrow Agent is not a party to the Purchase Agreement and shall, therefore, act only in accordance with the terms and conditions contained in this Agreement, and it shall not have any liability under, nor duty to inquire into, the terms and provisions of the Purchase Agreement, and the Escrow Agent shall have no knowledge of any term not defined within this Agreement.  “Business Day” shall mean any day of the year on which national banking institutions in Texas and New York are open to the public for conducting business and are not required or authorized to close.

2.           Deposit of Escrow Amount.  On October __, 2011 (“Closing”), Buyer will deliver the Escrow Amount to the Escrow Agent for deposit with the Escrow Agent, in accordance with Sections 1.03(a) and 10.05 of the Purchase Agreement.

In addition, from time to time, when any amount (each an “Escrow Agent Payment Amount”) may be paid out of the Escrow Account by Buyer and/or Seller to satisfy obligations owed to the Escrow Agent pursuant to Section 9 or Section 10 hereof, then each Party shall promptly and, in any case, within five (5) Business Days deposit an amount equal to half of the relevant Escrow Agent Payment Amount into the Escrow Account, to be used and treated in like manner as other funds in the Escrow Account.

3.           Escrow.  Upon receipt of the Escrow Amount, the Escrow Agent shall upon request acknowledge receipt to the Seller and Buyer and shall hold, administer and dispose of the Escrow Deposit pursuant to the terms of this Agreement (the “Escrow”).  All rights associated with the Escrow Deposit shall be exercised by the Escrow Agent, and shall in no event be exercisable by or rest with the Seller or Buyer, unless otherwise provided for herein.  During the term of this Agreement, the Escrow Deposit shall be invested in a JPMorgan Money Market Deposit Account (“MMDA”) or a successor or similar investment offered by the Escrow Agent, unless otherwise instructed by the Parties and as shall be acceptable to the Escrow Agent.  MMDA have rates of compensation that may vary from time to time based upon market conditions.  Instructions to make any other investment (“Alternative Investment”), must be in writing and shall specify the type and identity of the investments to be purchased and/or sold.  The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction.  The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Deposit or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Fund.  The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

In the event that a JPMorgan Money Market Mutual Fund (collectively, “MMMF”) is selected in writing by the Parties and acceptable to the Escrow Agent, such selection will be based upon the Parties independent review of prospectuses previously delivered to the Parties.  The Parties acknowledge that an affiliate of Escrow Agent, JPMorgan Asset Management, serves as investment manager for the selected MMMF and receives fees from the invested funds for services rendered by Escrow Agent as further provided within this Agreement.

Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties.  Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment.

4.           Distributions of the Escrow Deposit; Termination of the Escrow.  The Escrow Deposit shall be distributed by the Escrow Agent in accordance with the following:

(a) From time to time before 5PM New York Time on December 31, 2012 (the “Release Date”), Buyer may give notice (an “Indemnification Notice”) to the Seller and the Escrow Agent specifying the nature and dollar amount (to the extent known) of a claim relating to any claim for indemnification (a “Claim”) Buyer may have under Article 10 of the Purchase Agreement and as to which the Escrow Deposit applies.  If the Seller does not deliver notice to Buyer and the Escrow Agent disputing such Claim (a “Counter Indemnification Notice”) by 5PM New York Time within thirty (30) days, or the following Business Day if such day is not one after the Escrow Agent’s receipt of the Indemnification Notice (a “Dispute Deadline”), then the dollar amount of the Claim set forth in Buyer’s Indemnification Notice shall be deemed conclusive for purposes of this Agreement, and the Escrow Agent shall pay to (or as directed by) Buyer at their corresponding wire instructions in Section 15(b) the dollar amount of the Claim in the Indemnification Notice, as well as any and all Escrow Earnings with respect to such Claim amount earned from the date of initial deposit of the Escrow Amount (which, in any event, shall be a proportional amount of the Escrow Earnings to such date corresponding to the percentage of the Escrow Amount represented by such Claim amount and such amount shall be included in such Indemnification Notice), from the Escrow Deposit within five (5) Business Days following such applicable Dispute Deadline.  The Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Purchase Agreement.

(b) If a Counter Indemnification Notice is given with respect to a Claim, the Escrow Agent shall make payment with respect to an Indemnification Notice only (i) in accordance with joint written instructions of Buyer and the Seller or (ii) after a final decision has been rendered by a court and all appeals have been exhausted (or the time to file a notice of appeal has past) or (only if agreed by Buyer and the Seller in their respective sole discretion) binding arbitrator to enforce an award with respect to the amount of such Claim, and then in accordance with such decision, and such prevailing Party delivers a written instruction along with such final decision or arbitration to the Escrow Agent stating that the court’s decision or arbitration is final and non-appealable.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or binding resolution of arbitration, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.  Buyer and the Seller hereby agree that any amounts paid to Buyer hereunder in respect of any Claim (whether under subsection (a) or (b) of this Section 4) shall include the payment of the corresponding amount of the Escrow Earnings as such amount is included in such Claim amount earned from the date of initial Escrow Deposit.

(c) On or promptly and as soon as possible after the Business Day following the Release Date, the Escrow Agent shall release to the Seller at their corresponding wire instructions in Section 15(b) a net amount equal to (i) the remaining balance of the Escrow Deposit and Escrow Earnings as of such date minus (ii) the amount of all Unresolved Claims plus all Escrow Earnings with respect to such Unresolved Claims amounts earned from the date of initial Escrow Deposit (which, in any event, shall be a proportional amount of the Escrow Earnings to such date corresponding to the percentage of the Escrow Deposit represented by the aggregate amount of such Unresolved Claims, such amount identified in the Indemnification Notice).  For purposes of this Agreement, “Unresolved Claims” means, as of the Release Date, the aggregate amount of Claims that either (i) remain subject to a dispute pursuant to a Counter Indemnification Notice or (ii) for which an Indemnification Notice has been delivered prior to the Release Date but for which the full release of applicable amounts from the Escrow Deposit has not been made, as the case may be, as of the Release Date.  Buyer and the Seller hereby agree to execute and deliver to the Escrow Agent promptly on, or promptly and as soon as possible after. the Release Date a joint written notice directing the disbursement of the corresponding amount (as calculated pursuant to the first sentence of this paragraph) of the Escrow Deposit and Escrow Earnings pursuant to this Section 4(c).

(d) For purposes of any Unresolved Claims, (i) with respect to any Unresolved Claim for which an Indemnification Notice has been delivered before the Release Date but for which a full release of applicable amounts from the Escrow Deposit and Escrow Earnings has not been made as of the Release Date, provided that such Unresolved Claim does not become the subject of a Counter Indemnification Notice, the Escrow Agent shall release the applicable portion of the Escrow Deposit subject to such Unresolved Claim, along with any and all Escrow Earnings with respect to such Unresolved Claim amount earned from the date of initial Escrow Deposit of the Escrow Amount (which, in any event, shall be a proportional amount of the Escrow Earnings to such date corresponding to the percentage of the Escrow Deposit represented by such Unresolved Claim amount, such amount as identified in the Indemnification Notice), in accordance with the terms of subsections (a) or (b) (as applicable) of this Section 4 with respect to such Claim and (ii) with respect to any Unresolved Claim that is or becomes the subject of a Counter Indemnification Notice, the Escrow Agent shall release from the Escrow Deposit the applicable amount in accordance with subsection (b) of this Section 4.  After the resolution of all Unresolved Claims, any amount of the Escrow Deposit and Escrow Earnings that was the subject of such Unresolved Claims but that is not released pursuant to the immediately preceding sentence shall be released by the Escrow Agent at the appropriate irrevocable wire instructions set forth in Section 15(b).  Buyer and the Seller hereby agree to execute and deliver to the Escrow Agent on such date as no Unresolved Claims remain (after the Release Date) a joint written notice directing the disbursement of the corresponding amount (as calculated pursuant to the immediately preceding sentence) of the Escrow Deposit and Escrow Earnings pursuant to this Section 4(d).

(e) Buyer and the Seller agree that Buyer shall not submit an Indemnification Notice for purposes hereof unless Buyer makes a reasonable determination that a Claim is or may be subject to indemnification under the terms of the Purchase Agreement, including by giving effect to the provisions of Article 10 of the Purchase Agreement and that the Seller shall be entitled to raise as a dispute in any Counter Indemnification Notice whether such Claim is subject to indemnification under the Purchase Agreement due to the limitations provided in such Article 10.

(f) Except as set forth herein, no Escrow Earnings shall be remitted to Buyer and/or the Seller for the period of time the Escrow Deposit is held by the Escrow Agent.

(g) Only upon delivery of the entire Escrow Deposit and all Escrow Earnings by the Escrow Agent in conformity with this Agreement, shall this Agreement terminate, subject to the provisions of Section 6.

5.           Duties of the Escrow Agent.  The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, which shall be deemed purely ministerial in nature, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement (the “Underlying Agreement”), nor shall the Escrow Agent be required to determine if any person or entity has complied with any Underlying  Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of any Underlying Agreements, even though reference thereto may be made in this Agreement.  In the event of any conflict between the terms and provisions of this Agreement, those of any Underlying Agreement, any schedule or exhibit attached to the Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control.  Notwithstanding the dissolution of any Seller, the Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the appropriate Party or Parties as evidenced by the signatures of one of their designated persons as set forth in Schedule 1 (each an “Authorized Representative”), without inquiry and without requiring substantiating evidence of any kind.  The Escrow Agent shall not be liable to any Party, any successor-in-interest, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Fund, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 15 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

6.           Liability of the Escrow Agent; Withdrawal.  The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its reasonable judgment (other than acts of gross negligence or willful misconduct), and may rely conclusively and shall be protected in acting upon any court order (including without limitation any court order regarding disbursement of any amount of the Escrow Fund), reasonable advice of counsel (whether such counsel shall be regularly retained or specifically employed) chosen by the Escrow Agent, or document executed by an Authorized Representative of the Buyer and the Seller authorizing action (or inaction) in accordance with these instructions by the Escrow Agent (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Escrow Agent to be genuine and to be signed or presented by the proper person(s).  The Escrow Agent shall not be held liable for any error in judgment made in good faith by an officer of the Escrow Agent unless it shall be proved by a final adjudication of a court of competent jurisdiction that the Escrow Agent was grossly negligent or its willful misconduct in ascertaining the pertinent facts or acted intentionally in bad faith was the primary cause of any loss to either Party or any successor-in-interest of such Party.  The Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by an appropriate Authorized Representative and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.  The Escrow Agent may execute customary ministerial and record keeping responsibilities hereunder through its authorized agents. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.  The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it.  The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.  The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

7.           Indemnification. (a) Buyer and the Seller agree, severally, to indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against, any loss, liability, claims, actions, damages, penalties, judgments, settlements, litigation, investigations, or expenses (including without limitation the reasonable fees and expenses and disbursements of its counsel and experts and their staffs and all expense of document location, duplication and shipment)(collectively “Losses”) incurred without gross negligence, bad faith or intentional misconduct on the part of the Escrow Agent arising out of or in connection with (i) its entering into this Agreement and carrying out its duties hereunder, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.  The foregoing indemnities in this paragraph shall survive the resignation, removal or substitution of the Escrow Agent or the termination of this Agreement.

(b)  The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Deposit for the payment of any claim for indemnification, fees, expenses and amounts due to the Escrow Agent or an Indemnitee.  In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow Deposit for its own account or for the account of an Indemnitee any amounts due to the Escrow Agent or to an Indemnitee under either Sections 6, 7 or 9 of this Agreement. In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Escrow Deposit, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.

8.           Succession.  (a)                                The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect.  If the Authorized Representatives of the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.  Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Deposit (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7(b).  In accordance with Section 7(b), the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement.

(b)           Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

9.           The Escrow Agent’s Fee.  Buyer and the Seller agree as between themselves to each pay one-half (1/2) of the Escrow Agent’s fees (as such fees are set forth on Schedule 2 hereto).  The Escrow Agent shall be entitled to reimbursement from as between the Buyer and the Seller (one-half (1/2) each) for any reasonable expenses or disbursements incurred in connection with the performance of the Escrow Agent’s obligations hereunder.  Buyer and the Seller shall each remit their respective shares of such fees and reimbursable amounts to Escrow Agent promptly upon the execution of this Agreement and from time to time thereafter.  The Escrow Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction, except that the Escrow Agent shall not be indemnified against any loss, liability or expense arising out of its gross negligence, bad faith or willful misconduct.  Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent.

With respect to all of the fees and other amounts due to Escrow Agent from Seller described in this Section 9, if there occurs the dissolution of any of Kenneth Crosby, LLC, Kenneth Crosby Southern Tier, LLC, or Kenneth Crosby Western New York, LLC as entities, then Kenneth Crosby New York, LLC agrees that it shall be liable to pay to the Escrow Agent all such fees and amounts.

For the avoidance of doubt, Kenneth Crosby New York, LLC agrees that it shall not dissolve on or before December 31, 2012.

10.           Escrow Agent In The Event Of Disagreement.  In the event of a disagreement between the Buyer and Seller, the Buyer and an Authorized Representative of a Seller, or the Buyer and a successor-in-interest to a Seller, resulting in adverse claims and demands being made in connection with, or for, the Escrow Deposit, Escrow Agent shall refuse to comply with the claims or demands as long as such disagreement shall continue.  In so refusing, Escrow Agent shall make no delivery or other disposition of the Escrow Deposit, and in so doing Escrow Agent shall not be or become liable in any way to any person for its failure or refusal to comply with such conflicting or adverse demands.  Escrow Agent shall be entitled to continue refraining from acting and/or refusing to act until Escrow Agent receives one or more of the following:

(a)           an authorization of a particular action executed by all parties to the disagreement; or

(b)           a certified or file-stamped copy of a court order resolving the disagreement or directing a specific distribution of all or any portion of the Escrow Deposit; or

(c)           ruling pursuant to arbitration in accordance with New York State law resolving the disagreement or directing a specific distribution of all or any portion of Escrow Deposit.

Upon receipt of any such document, Escrow Agent shall promptly act according to its terms thereby being relieved from any duty, responsibility or liability arising from the adverse claims and demand or from the terms of this Agreement.  Further, in the event of the occurrence of any dispute between the parties hereto with respect to the Escrow Deposit, Escrow Agent may, without prejudice to any of its other rights hereunder, commence an action for interpleader in a court of competent jurisdiction, with respect to the Escrow Deposit.  All of the costs and expenses incurred by Escrow Agent in connection with any such action, including reasonable attorney fees, shall be paid as between the Parties one half (1/2) by Buyer and one half (1/2) by Seller; provided that, if there occurs the dissolution of any of Kenneth Crosby, LLC, Kenneth Crosby Southern Tier, LLC, or Kenneth Crosby Western New York, LLC as entities, then Kenneth Crosby New York, LLC agrees that it shall be liable to pay to the Escrow Agent the amounts of all such costs and expenses.

For the avoidance of doubt, Kenneth Crosby New York, LLC agrees that it shall not dissolve on or before December 31, 2012.

11.           Inspection.  All funds or other property held as part of the Escrow Deposit shall at all times be clearly identified as being held by the Escrow Agent hereunder.  Any party hereto may at any time during the Escrow Agent’s business hours (with reasonable notice) inspect any records or reports relating to the Escrow Deposit.

12.           Accounting by Escrow Agent.  The Escrow Agent shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing among Buyer, the Seller and the Escrow Agent.  Within fifteen (15) days following the close of each calendar month, the Escrow Agent shall deliver to Buyer and the Seller (or to any other entity or person as directed by an Authorized Representative of Seller upon the dissolution of a Seller), a monthly statement, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held at the end of such month.

13.           Tax Reporting of Interest or Other Income Accrued with respect to the Escrow Fund.  The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. All interest or other income earned under this Agreement shall be allocated to Kenneth Crosby New York, LLC and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by Kenneth Crosby New York, LLC whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities.  The Parties hereby represent to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

14.           Notices.  All notices, requests, consents and other communications required or permitted hereunder will be in writing and will be deemed given: (a) when delivered if delivered personally (including by courier); (b) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (c) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (d) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission, in each case to the parties at the following addresses:

(a) if to any Seller:
Eugene W. Baldino, CEO
Jasco Family of Companies
1390 Mt. Read Blvd.
Rochester, New York 14606
                                (V) (585) 254-7000
(F) (585) 254-2655

Copies to:
Kenneth A. Marvald
Vice President & General Counsel
Jasco Family of Companies
1001 Lexington Avenue
Rochester, NY 14606
(V) (585) 546-6844
(F) (585) 546.8107

(b) if to Buyer to:
DXP Enterprises, Inc.
7272 Pinemont
Houston, TX 77040
Facsimile:  (713) 996-4701
Attention:  David R. Little, Chief Executive Officer

With a copy (which shall not constitute notice to Buyer) to:
Looper Reed & McGraw, P.C.
1300 Post Oak Blvd., Suite 2000
Houston, TX 77056
Facsimile:  (713) 986-7216
Attention:  Gary A. Messersmith

(c) if to Escrow Agent to:
JPMorgan Chase Bank N.A.
Escrow Services
4 New York Plaza, 21st Floor
 New York, NY 10004

Attn: Sandra Frierson/Chris Palermo
Fax: 212-623-6168

or to such other person or address as a party may designate in writing.

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

15.           Security Procedures.  Notwithstanding anything to the contrary as set forth in Section 14, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Escrow Deposit, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 14 and as further evidenced by a confirmed transmittal to that number.

(a) In the event funds transfer instructions are so received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the appropriate Authorized Representative on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs for a Party may be changed only by such Party’s Authorized Representative(s) and only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the Authorized Representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Buyer’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, Chief Financial Officer or Executive Vice President, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by an Authorized Representative to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank.  The Escrow Agent may apply any of the Fund for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated.

(b) Buyer acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Buyer under this Agreement without a verifying call-back as set forth in Section 15(a) above:

Buyer’s Bank account information:                                                                           Bank name: Wells Fargo Bank, N.A.
                                                                        Bank Address: 255 2nd Avenue South, Minneapolis, MN 55479
                                                                ABA number: 121000248
                                                                         Account name: Master Operating Account
                                                                Account number: 4121161004

Seller acknowledges that the Escrow Agent is authorized to use the following irrevocable funds transfer instructions to disburse any funds due to the Seller under this Agreement without a verifying call-back as set forth in Section 15(a) above, and they may not be changed:

Seller’s Bank account information 1:                                                                           Bank name: JPMorgan Chase Bank, N.A.
                                                                        Bank Address: 1001 Lexington Avenue,
 Rochester, NY 14606
                                                                 ABA number:  021000021
                                                                        Account name: Kenneth Marvald Iola Trust Account
                                                                Account number: 835832841

If for any reason the above Sellers wire instructions are no longer valid then only the following alternative wire instructions may be used:

Seller’s Bank account information 2:                                                                           Bank name: M&T Bank, N.A.
                                                                        Bank Address: 626 Commerce Drive, 2nd Floor,
Amherst, NY 14228
                                                                 ABA number:  022000046
                                                                        Account name:  Woods Oviatt, Gilman, LLP
                                                                Account number: 7200016526

(c) The Parties acknowledge that the security procedures set forth in this Section 15 are commercially reasonable.

16.           Governing Law and Venue.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York without giving effect to the principles of conflicts of law thereof.  The exclusive, proper, and preferred venue of any claim or cause of action among the Seller, any successor-in-interest to a Seller, and Buyer concerning this Agreement shall lie in the United States District Court for the Western District of New York Monroe County, New York. No such party seeking to enforce any right under or with respect to this Agreement shall bring an action in any other forum.  To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity.  The Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.  If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.  A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties and any Authorized Representative represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.  Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

17.           Binding Effect; Benefit; No Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.  Except for changes to funds transfer instructions for the Buyer only as provided in Section 15, and as expressly provided herein, this Agreement shall not be assignable by any party hereto without the prior written consent of the other parties; provided, however, that Buyer from time to time upon prior presentation to and internal approval by the Escrow Agent of the patriot act documents required under Section 22, may assign and grant a security interest in its rights, title and interest under this Agreement for collateral security purposes to any (i) lender(s) providing financing to Buyer, (ii) any of Buyer's subsidiaries or (iii) other affiliates of Buyer without any additional notice or consent of the Seller’s hereto, and any such lender(s) may exercise from time to time all of the rights and remedies of Buyer hereunder; provided further that, in such case, Buyer shall remain primarily liable under this Agreement.

18.           Modification.  Subject to Section 17 hereof, this Agreement may be amended or modified at any time by a writing executed by the Seller, Buyer and the Escrow Agent.

19.           Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts (including facsimile versions), each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of a facsimile, scan, .PDF file, or other electronic copy of an original signature shall be considered equivalent to the delivery of an original signature.

20.           Headings.  The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way the meaning or interpretation of this Agreement.

21.           Entire Agreement; Severability and Further Assurances.  This Agreement and all exhibits and schedules attached hereto constitute the entire agreement among the parties with respect to the administration of the Escrow Deposit and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith.  No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy.  In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.  Each of the parties hereto shall, and/or their respective Authorized Representatives, at the request of the other party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

22. Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

23. Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

[Signature Page Follows]

D-
750365.7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

DXP ENTERPRISES, INC.

By:           __________________________________
 David R. Little, Chief Executive Officer

SELLER:

KENNETH CROSBY, LLC

By:           ____________________________________
        Name:                      ______________________________
        Title:                      ______________________________

KENNETH CROSBY NEW YORK, LLC

By:	____________________________________
Name:	______________________________
Title:	______________________________

KENNETH CROSBY SOUTHERN TIER, LLC

By:	____________________________________
Name:	______________________________
Title:	______________________________

KENNETH CROSBY WESTERN NEW YORK, LLC

By:	____________________________________
Name:	______________________________
Title:           ______________________________

ESCROW AGENT:

________________________________

By:           ______________________________
Name:           Christopher Palermo
Title:           Assistant Vice President

SIGNATURE PAGE TO ESCROW AGREEMENT
750365.7

Schedule 1

(a) Telephone Number(s) and authorized signature(s) for

(b) Person(s) Designated to give Funds Transfer Instructions

If from Buyer:

Name and Telephone Number	Signature

1.	Mac McConnell	_______________________
713-996-4897

2.	Stephen Wick	_______________________
713-996-4770

If from Seller, or on or after dissolution of any or all of the Sellers:

Name and Telephone Number	Signature

1.	Kenneth A. Marvald	_______________________
585-546-6844

2.	Eugene W. Baldino	_______________________
585-254-7000 ext 3355

(c)	Telephone Number(s) for Call-Backs and Person(s) Designated to Confirm Funds Transfer Instructions

If from Buyer:

Name	Telephone Number

1.	Mac McConnell	713-996-4897

2.	Stephen Wick	713-996-4770

If from Seller, or on or after dissolution of any or all of the Sellers:

Name	Telephone Number

1.	Kenneth A. Marvald	585-546-6844

2.	Eugene W. Baldino	585-254-7000 ext. 3355

All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.
Buyer and Seller agree that repetitive or standing settlement instructions will be effective as the funds transfer instructions of the stated beneficiary, whether or not authorized, if such settlement instructions are verified pursuant to the security procedure provided in the Agreement or such other security procedure to which Escrow Agent and Buyer and Seller may agree.

750365.7

Schedule 2

[Missing Graphic Reference]
Schedule of Fees for Escrow Agent  Services

Schedule of Fees for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	…...$ waived
Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation.  Payable upon Closing.

Annual Administration Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$ 2,500.00
The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction.  Payable upon Closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses
Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank's then standard rate.  Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees and other charges, including those levied by any governmental authority.

Disclosure & Assumptions
•
Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•
The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”). MMDA have rates of compensation that may vary from time to time based upon market conditions.  The Annual Administration Fee would include a supplemental charge up to 25 basis points on the escrow deposit amount if another investment option were to be chosen.

•
The Parties acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period.  If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six  (6) transfers may be made by an Item.  The Escrow Agent is required by U.S. law to reserve the right to require at least seven  (7) days notice prior to a withdrawal from a money market deposit account.

•	Payment of the invoice is due upon receipt.

Compliance
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account.  We may ask for information that will enable us to meet the requirements of the Act.

750365.7

EXHIBIT E

Tax Allocation (Estimate)

As of October 5, 2011

Current Assets

Accounts receivable                                                                $7,117,000

Commission receivable                                                           110,000

Inventory                                                        1,714,000

Prepaid Expenses                                                             49,000

Total Current Assets                                                                $8,990,000

Fixed Assets                                                       $    26,202

Deposits and Advances                                                        ________

Total Assets                                                      $ 9,016,202

Current Liabilities

Accounts payable                                                      $  2,742,000

Accrued Expenses                                                               37,000

Accrued Payroll                                                             361,000

Accrual – Employee Retirement                                                        ________

Total Liabilities                                                      $  3,140,000

Goodwill                                                      $10,623,798

E-
750365.7

EXHIBIT F

Form of Assignment and Assumption of Lease

This Assignment and Assumption of Lease (“Assignment”) is made effective as of October __, 2011 (the “Effective Date”), by and between ______________, LLC, a New York limited liability company (“Assignor”), and DXP ENTERPRISES, INC., a Texas corporation (“Assignee”) in connection with that certain Asset Purchase Agreement between Assignor as Seller and Assignee as Buyer dated October ______, 2011 (the “Purchase Agreement”).

RECITALS

A. _______________________, as Lessor, and Assignor, as Lessee, entered into that certain Lease Agreement executed by Lessor and Lessee on _________ __, 20___, as amended, (the “Lease”), pertaining to that certain real property together with improvements thereon situated at ______________________, ______________________, _____________________. A copy of the Lease is attached hereto as Exhibit A.

B. Assignor desires to assign its right, title and interest under the Lease to Assignor, and Assignor desires to accept such assignment and assume the obligations of Lessee under the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee agree as follows:

AGREEMENT

1. Assignment.  Assignor hereby assigns, conveys, transfers, and sets over unto Assignee all of Assignor’s right, title and interest in, to and under the Lease and the security deposit delivered by Assignor to Lessor in accordance with Paragraph __ of the Lease (the “Security Deposit”) effective October __, 2011 (“the Effective Date”).

2. Assumption.  Assignee hereby accepts the assignment herein made and assumes and agrees to perform, fulfill and comply with all covenants and obligations to be performed, fulfilled or complied with by the Lessee under the Lease subject to the provisions of Paragraph __ of the Lease arising from and after the Effective Date.

3. Assignor’s Indemnification of Assignee.  Assignor shall and does hereby indemnify, defend and hold Assignee, its officers, directors, employees, agents, shareholders and controlling Persons (as defined in the Purchase Agreement) and their respective representatives, successors and assigns harmless from and against all liabilities, obligations, actions, suits, proceedings, or claims, and all costs and expenses including without limitation reasonable attorneys’ fees arising out of or based upon or attributable to or resulting from or relating to the Lease with respect to, (a) any obligation that Assignor was obligated to perform under the Lease prior to the Effective Date and (b) any obligation of Assignor under the Lease that is determined to have arisen prior to the Effective Date.

4. Assignee’s Indemnification of Assignor.  Assignee shall and does hereby indemnify, defend and hold Assignor, its officers, directors, employees, agents, shareholders and controlling Persons (as defined in the Purchase Agreement) and their respective representatives, successors and assigns harmless from and against all liabilities, obligations, actions, suits, proceedings, or claims, and all costs and expenses including without limitation reasonable attorneys’ fees arising out of or based upon or attributable to or resulting from or relating to the Lease with respect to:  (a) any obligation that Assignee is obligated to perform under the Lease on or subsequent to the Effective Date and (b) any obligation of Assignee under the Lease that is determined to have arisen on or subsequent to the Effective Date.

5. No Modification.  The Lease is in full force and effect and has not been modified, supplemented or amended in any way by any written or oral agreements between Lessor and Assignor or Assignee or representations made to Assignor or Assignee or by the conduct of the parties.

6. Binding Effect.  This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

7. Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first written above.

ASSIGNOR:

__________________, LLC, a New York limited liability company

By:

Print Name:

Title:

ASSIGNEE:

DXP ENTERPRISES, INC., a Texas corporation

By:

Print Name:

Title:

F-
750365.7

EXHIBIT A

LEASE
(follows this page)

Exhibit A-
750365.7

EXHIBIT G

Closing Statement

Final Net Working Capital Calculation

[Missing Graphic Reference]

G-
750365.7

EXHIBIT H

Membership Interests Ownership

KENNETH CROSBY NEW YORK LLC

Members
Estate of Jayne C. Summers                                                85%
Eugene W. Baldino                                                                1%
Kenneth A. Marvald                                                              1%
Douglas J. Summers                                                               1%
Susan L. Conrado                                                                   4%
Kenneth R. Holland                                                                4%
Andrew W. Holland                                                                4%

Manager
John M. Summers

KENNETH CROSBY LLC

Members
Estate of Jayne C. Summers                                                      49.5%
Susan Conrado                                                                           47.5%
Eugene W. Baldino                                                                        1%
Kenneth A. Marvald                                                                      1%
Douglas J. Summers                                                                       1%

Manager
John M. Summers

KENNETH CROSBY SOUTHERN TIER LLC (fka Kelley & Gierston Industrial Supply LLC)

Members
Kenneth Crosby Western New York LLC
(f/k/a Gierston Tool LLC)                                                                37.00%
Estate of Jayne C. Summers                                                                           45.50%
John M. Summers                                                                                              8.00%
AKK Brighton LLC (William Alibrandi)                                                         8.00%
J. Summers Management LLC                                                                          1.50%

Manager
J. Summers Management, LLC
John M. Summers

KENNETH CROSBY WESTERN NEW YORK LLC (fka Gierston Tool, LLC)

Members
Estate of Jayne C. Summers                                                                           59%
Lawrence T. Diggs                                                                                          20%
Richard J. Maxa                                                                                               20%
J. Summers Management, LLC                                                                         1%

Manager
J. Summers Management, LLC
John M. Summers

H-
750365.7

EXHIBIT I

Closing Agreement

THIS CLOSING AGREEMENT is made and entered into effective the ___ day of October, 2011 (“the Effective Date”), by and among those certain members which are listed in the signature pages to this Closing Agreement (the (“Members”) of each of KENNETH CROSBY, LLC, KENNETH CROSBY NEW YORK, LLC, KENNETH CROSBY SOUTHERN TIER, LLC, and KENNETH CROSBY WESTERN NEW YORK, LLC (collectively “the Companies”), each a New York limited liability company and DXP ENTERPRISES, INC., a Texas corporation (the “Buyer”).

W I T N E S S E T H:

WHEREAS, in order to induce Buyer to enter into the Asset Purchase Agreement (the “Agreement”), dated as of October ____, 2011, between Buyer and the Companies (also referred to herein as “Seller”), the Members have agreed, subject to the terms and conditions contained in this Closing Agreement, to (i) provide a limited guarantee pro rata based on each Member’s respective membership interest in each of the Companies, with the exception of the Estate of Jayne C. Summers (the “Estate”), which Estate shall guarantee not only the Estate’s pro-rata share, but also the percentage interest of any of the members of the Companies not listed in the signature pages to this Closing Agreement, the payment and performance of the Members Obligations (as such term is defined in Section 4.3 of this Closing Agreement) (whether or not the Companies at any time in question then exists), shall occur on the earliest of the Escrow Agreement has terminated by its own terms or there are no funds available in the Escrow Agreement to pay the Members’ Obligations, (ii) to agree to the covenants and conditions set out in Article 1, and (iii) to execute and deliver this Closing Agreement;

WHEREAS, the Members will benefit directly or indirectly from the consummation of the transactions contemplated by this Closing Agreement; and

WHEREAS, the Members and the Buyer desire to set forth certain representations, warranties, covenants and agreements, all as more fully set forth below;

WHEREAS, each capitalized term defined in the Agreement and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement when used herein.

NOW, THEREFORE, in consideration of the foregoing and premises and the mutual covenants and agreements contained herein, the parties hereto intending to be legally bound hereby agree as follows:

ARTICLE 1
NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION

1.1.           Members Acknowledgement

.  The Members acknowledge that the covenants contained in Sections 1.2 and 1.3 hereof are a material element of this Closing Agreement and that Buyer would not have entered into this Agreement or purchased the Business or the Transferred Assets or assumed the Assumed Liabilities of the Companies without the Members’ agreement to honor the provisions of Sections 1.2 and 1.3.

1.2           Covenants of Nondisclosure of Proprietary Information

.  The Members covenant and agree that, from and after the Effective Date, the Members shall hold in confidence and will not directly or indirectly at any time reveal, report, publish, disclose or transfer to any Person other than the Buyer any of the Proprietary Information that is not generally known to the public or utilize any of the Proprietary Information for any purpose.  Notwithstanding the foregoing, the Members may disclose information that is (i) required to be disclosed by applicable state or federal tax or securities laws to the extent, and only to the extent, such laws require such disclosure and, to the extent practicable, the Members provide to the Buyer prior written notice of the Members intent to provide such disclosure and the general text of such disclosure, and (ii) required to be disclosed by final order of a court of competent jurisdiction; provided that, in the event the Members are served or threatened with litigation that would require the Members to disclose such information, the Members shall tender to the Buyer the opportunity to defend, at its cost, against such disclosure.

Because of the unique nature of the Proprietary Information, if any, the Members understand and agree that the breach or anticipated breach of their obligations under this Section 1.2 will result in immediate and irreparable harm and injury to the Buyer, for which it will not have an adequate remedy at law, and that the Buyer and its successors and assigns shall be entitled to an injunction, restraining order or other equitable relief to enjoin such breach or anticipated breach and to seek any and all other legal and equitable remedies to which they may be entitled.  The Members acknowledge that this covenant regarding Proprietary Information is being provided as an inducement to the Buyer to acquire the Business and Transferred Assets.  The parties agree that if any court of competent jurisdiction determines that any relevant feature of this Section 1.2 is determined to be unreasonable, arbitrary or against public policy then such relevant feature which is determined by the court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

1.3           Non-Compete and Non-Solicitation

.  The Members covenant and agree that, effective as of the Closing Date and for a period of five (5) years thereafter, the Members shall not, without the prior written consent of the Buyer, directly or indirectly, (i) compete with the Business in any county in which the Companies have physical operations or in any counties contiguous to such county, (ii) make any contact with, for the purpose of transacting any business competitive to the Business, with any Person which was a customer of the Companies at any time in the five (5) years prior to the Effective Date (“Companies’ Customers”), (iii) attempt to direct or take away the business or patronage of any of the Companies’ Customers or suppliers related to the Business, (iv) attempt to have any dealings with the Companies’ Customers or suppliers for the purpose of attempting to secure such customers or suppliers or their patronage in competition with the Business, (v) solicit, hire away or attempt to solicit or hire away to any firm or entity engaged in the Business, any person presently employed by the Companies, (vi) engage in the Business in any county in which the Companies have physical operations or in any counties contiguous to such county, (vii) interfere with or molest the business, trade, goodwill, suppliers or customers of the Companies regarding the Business, (viii) directly or indirectly, own, invest in, manage, operate, control, be employed by, consult with or be an agent for, engage  or participate in the ownership, management, operation, control or any other engagement of, any business, whether in corporate, proprietorship or partnership form or any other business form, engage in the business of Industrial Distribution and Integrated Supply in any county in which the Companies have physical operations or in any counties contiguous to such county, or (ix) use for the Members’ own benefit or the benefit of another or disclose, disseminate, or distribute to another, any trade secrets of the Business.  The Members acknowledge that a remedy at law for any breach or attempted breach of this Section 1.3 will be inadequate and it further agrees that any breach of this Section 1.3 will result in irreparable harm to the Business and to the Buyer and in addition to any other remedy that may be available to Buyer, Buyer shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.  The Members acknowledge that the covenant not to compete is being provided as an inducement to the Buyer to acquire the Business and the Transferred Assets and that this Section 1.3 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Buyer.  Whenever possible, each provision of this Section 1.3 shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Section 1.3 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 1.3.  If any provision of this Section 1.3 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 1.3 but shall be confined in its operation to the provision of this Section 1.3 directly involved in the controversy in which such judgment shall have been rendered.  In the event that the provisions of this Section 1.3 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

Notwithstanding anything to the contrary contained in this Section 1.3, the limitations contained in this Section 1.3, including specifically the limitations contained in Section 1.3 (i)-(ix) shall have no effect whatsoever upon the Members, directly or indirectly, to own, invest in, manage, operate, control, be employed by, consult with, be an agent for, engage or participate in the ownership, management, operation, control or any other engagement of, any business, whether in corporate, limited liability company, proprietorship, or partnership form, or any other business form, to engage in any activity directly related to the Jasco Business..

ARTICLE 2
MEMBERS LIMITED GUARANTY

2.1           The Members fully and irrevocably guarantee pro rata based on each Member’s respective membership interest in each of the Companies, with the exception of the Estate, which shall guarantee not only the Estate’s pro-rata share, but also the percentage interest of any of the members of the Companies not listed in the signature pages to this Closing Agreement, the payment and performance of the Members Obligations when due.  This guarantee shall be a full, unconditional, irrevocable, absolute and continuing guarantee of payment and performance and not a guarantee of collection, and the Members shall remain liable for the Members Obligations hereunder until the payment in full of the Members Obligations, subject to the limitation contained in Section 2.7 of this Closing Agreement.

2.2           Except as provided in Section 2.6 below, the Members’ guaranty and their responsibility shall not be discharged, released, diminished, or impaired in whole or in part by any setoff, counterclaim, defense, act or occurrence which the Members may have against Buyer as a result of or arising out of the Agreement.

2.3           The Members Obligations shall not be released, discharged, diminished or impaired by (i) the modification or alteration by Buyer and Seller, with or without the knowledge or consent of the Members, of the Agreement or of any liability or obligation of Seller thereunder or of any document or instrument under which the Members Obligations arise, (ii) any forbearance or compromise granted to Seller by Buyer when dealing with Seller except to the extent of such forbearance or compromise, (iii) any change in corporate structure or ownership of Seller or the bankruptcy, insolvency, liquidation, receivership, dissolution, winding-up or termination of Seller or the fact that at any time Seller does not exist, (iv) the inaccuracy of any of the representations and warranties of Seller under the Agreement, (v) any neglect, delay, omission, failure or refusal of Seller to take or prosecute any action in connection with the Agreement, (vi) the full or partial release of Seller on any liability or obligation, except that the Members shall be released pro tanto to the extent Buyer expressly releases Seller from liability with respect to the Members Obligations, or (vii) any other circumstance relating to the Members Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Members not available to Seller who is liable for such Members Obligations.

2.4           Intentionally Omitted.

2.5           The Members shall promptly pay such Members Obligations in lawful money of the United States within fifteen (15) business days of receipt of demand for payment from Buyer.  Buyer may enforce the Members Obligations under this Closing Agreement without first suing Seller or joining Seller in any suit against the Members, or enforcing any rights and remedies against Seller, or otherwise pursuing or asserting any claims or rights against Seller or any other person or entity or any of its or their property which may also be liable with respect to the matters for which the Members are liable under this Section 2.

2.6           The Members reserve the right to assert defenses which Seller may have to payment or performance of any Members Obligations, other than defenses that Seller may possess relating to (i) lack of validity or enforceability of the Agreement or arising from Seller’s defective incorporation or lack of qualification to do business in any applicable jurisdiction, (ii) Seller’s lack of corporate authority to enter into or perform the Agreement or the due execution and delivery thereof, or (iii) the termination of existence, dissolution, liquidation, insolvency, bankruptcy, receivership, or other reorganization of Seller.

2.7           Limitation of Guarantee.  Notwithstanding anything to the contrary contained in this Closing Agreement, each of the Member’s aggregate obligations to pay the Members’ Obligations shall be capped and shall in no event ever exceed the amount of each Member’s aggregate distribution from the Companies in connection with the consummation of the Agreement, with the exception of the Estate, which aggregate obligations to pay the Members’ Obligations shall also be capped and shall in no event ever exceed: (i) the amount of the aggregate distribution to the Estate from the Companies in connection with the consummation of the Agreement plus (ii) the amount of the aggregate distribution to the members of the Companies not listed in the signature pages to this Closing Agreement from the Companies.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

3.1           Representations and Warranties of the Members.  The Members hereby represent and warrant to Buyer as follows:

(a)           Authority Relative to this Closing Agreement.  The Members have full power and authority to execute and deliver this Closing Agreement and to consummate the transactions contemplated hereby.  This Closing Agreement has been duly and validly executed and delivered by the Members, and this Closing Agreement constitutes a valid and binding agreement of the Members, enforceable against the Members in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)           Consents and Approvals; No Violation.  Neither the execution and delivery by the Members of this Closing Agreement nor the performance of its obligations under this Closing Agreement do or will (i) conflict with or result in any breach of any provision of the articles of organization or operating agreements (or other similar governing documents) of the Members, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except where it is reasonably expected that the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay in any material respect such performance, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument or obligation to which the Members are a party or by which the Members or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing Date, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Members, or any of their assets.

(c)           Litigation; Claims.  There is no claim, action, proceeding or investigation pending or, to the knowledge of the Members, threatened against the Members before any court or governmental or regulatory authority or body that would prevent or delay in any material respect the performance by the Members of the guarantee contemplated hereby.  The Members are not subject to any judgment or outstanding order, writ, injunction or decree that would have a material adverse effect on its ability to perform their obligations under this Closing Agreement and that would prevent or delay in any material respect the performance by the Members of this Closing Agreement.

ARTICLE 4
MISCELLANEOUS

4.1           Notices

.  All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Closing Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified United States first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

If to the Members, to:                                                      Eugene W. Baldino, CEO
Jasco Family of Companies
1390 Mt. Read Blvd.
Rochester, New York 14606
                                                                           (V) (585) 254-7000
(F) (585) 254-2655

Copies to:	Kenneth A. Marvald
Vice President & General Counsel
Jasco Family of Companies
1001 Lexington
Rochester, New York 14606
(V) (585) 546-6844
(F) (585) 546-8107

If to the Buyer, to:                                           DXP Enterprises, Inc.
7272 Pinemont
Houston, Texas 77040
Attn:  David R. Little, CEO
(V) (713) 996-4755
(F) (713) 996-6570

Copies to:	Gary A. Messersmith
Looper, Reed & McGraw, P.C.
1300 Post Oak Blvd., Suite 2000
Houston, Texas 77056
(V) (713) 986-7216
(F) (713) 986-7100

or to such other address or facsimile number and to the attention of such other Person(s) as either party may designate by written notice.  Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

4.2           Binding Effect and Assignment

.  This Closing Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No party to this Closing Agreement may sell, transfer, assign, pledge or hypothecate its rights, interests or obligations under this Closing Agreement without the prior written consent of the other parties, except that the Buyer may assign its rights to any Affiliate of the Buyer.

4.3           “Members’ Obligations” shall mean: (i) any liability arising out of, resulting from or relating to the intentional acts of fraud (excluding constructive knowledge, gross negligence or recklessness) of the Seller and any claims related to the Retained Liabilities pursuant to the Agreement and (ii) any liability in respect of indemnification under the following Sections of the Agreement: Sections 3.01, 3.02(a), 3.07, 3.10, 3.14 and 3.18, the first sentence of Sections 3.04(b), 3.04(d) and 3.04(e), and the second sentence of Sections 3.04(b), PROVIDED FURTHER HOWEVER, the Members’ Obligations above are subject to: (x) the limitations of time contained in Article XI of the Agreement and (y) shall only be payable in the event the Escrow Agreement has terminated by its own terms or there are no funds available in the Escrow Agreement other than funds retained by Escrow Agent for Unresolved Claims.

4.4           Successors.  This Closing Agreement shall inure to the benefit of, be binding upon and be enforceable by the parties hereto and their respective successors and assigns.

4.5           Entire Agreement.  This Closing Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersedes all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof.  This Closing Agreement may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of each of the parties hereto.  No action taken pursuant to this Closing Agreement, including without limitation, any investigation by or behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Closing Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver or any other subsequent breach.

4.6           Governing Law

.  This Closing Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to choice of law principles.  The parties submit to the non-exclusive jurisdiction of the courts of the State of Texas or New York.  Venue of any dispute arising out of this Closing Agreement shall be in Houston, Harris County, Texas or Rochester, Monroe County, New York.

4.7           Waiver

.  The waiver of any breach of any term or condition of this Closing Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

4.8           Severability

.  If any term or other provision of this Closing Agreement is invalid, illegal, incapable of being enforced by any law or public policy, prohibited or unenforceable all other terms or provisions of this Closing Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Closing Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

4.9           No Third Party Beneficiaries

.  Any agreement contained, expressed or implied in this Closing Agreement shall be only for the benefit of the parties hereto and their respective legal representatives, successors and assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no person shall be deemed a third party beneficiary of this Closing Agreement, except to the extent a third party is expressly given rights herein.

4.10           Counterparts

.  This Closing Agreement may be executed in any number of counterparts, each of which shall be deemed an original copy of this Closing Agreement and all of which, when taken together shall constitute one and the same Agreement.

4.11           Prevailing Party

.  In the event there is any legal action commenced to enforce or interpret this Closing Agreement, the prevailing party shall be entitled to collect all reasonable costs incurred from the other party, including but not limited to court costs, expert witness fees and attorneys’ fees.

MEMBERS:

ESTATE OF JAYNE C. SUMMERS

By:
John M. Summers, Executor

EUGENE W. BALDINO

KENNETH A. MARVALD

SUSAN L. CONRADO

JOHN M. SUMMERS

J. SUMMERS MANAGEMENT LLC

By:
Name:
Title:

I-
750365.7